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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214283

This information contained in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the Notes and are not soliciting an offer to buy the Notes in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 7, 2019

Preliminary Prospectus Supplement
(To Prospectus dated January 31, 2017)

$

        % Fixed-to-Floating Rate Subordinated Notes due            , 2029

         We are offering $        aggregate principal amount of our      % Fixed-to-Floating Rate Subordinated Notes due            , 2029 (the "Notes"). The Notes will mature on            , 2029. From and including            , 2019 to, but excluding,             , 2024, we will pay interest on the Notes semi-annually in arrears on each          and          , commencing          , 2019, at a fixed annual interest rate equal to      %. From and including            , 2024 to, but excluding, the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the then-current three-month LIBOR rate plus a spread of       basis points, payable quarterly in arrears on each          ,          ,           and          . Notwithstanding the foregoing, in the event that the three-month LIBOR rate is less than zero, then the three-month LIBOR rate shall be deemed to be zero.

         We may, beginning with the interest payment date of            , 2024 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. The Notes will not otherwise be redeemable by us prior to maturity, unless certain events occur, as described under "Description of the Notes—Redemption" in this prospectus supplement. The Notes will not be convertible or exchangeable.

         The Notes will be unsecured subordinated obligations of QCR Holdings, Inc. There is no sinking fund for the Notes. The Notes will be subordinated in right of payment to the payment of our existing and future senior indebtedness, including all of our general creditors, and they will be structurally subordinated to all of our subsidiaries' existing and future indebtedness and other obligations. The Notes are obligations of QCR Holdings, Inc. only and are not obligations of, and are not guaranteed by, any of our subsidiaries, including our five bank subsidiaries, Quad City Bank & Trust Company, Cedar Rapids Bank & Trust Company, Community State Bank, Rockford Bank & Trust Company and Springfield First Community Bank (collectively, the "Banks").

         Currently, there is no public trading market for the Notes. We do not intend to list the Notes on any securities exchange or to have the Notes quoted on a quotation system.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds to us, before expenses		%	$

(1)
Plus accrued interest, if any, from the original issue date. The underwriter will also be reimbursed for certain expenses incurred in this offering. See "Underwriting" for details.

         Investing in the Notes involves risk. You should refer to "Risk Factors" beginning on page S-19 of this prospectus supplement, as well as the risk factors beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2017 which is incorporated by reference herein, and carefully consider that information before investing in the Notes.

         The Notes are not savings accounts, deposits or other obligations of the Banks or any of our nonbank subsidiaries. The Notes are not insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency or public or private insurer.

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

         The underwriter expects to deliver the Notes to purchasers in book-entry form only through the facilities of The Depository Trust Company ("DTC"), and its direct participants, against payment therefor in immediately available funds, on or about            , 2019, which is the third business day following the date of pricing the Notes (such settlement being referred to as "T+3"). See "Underwriting" for details.

Sole Book-Running Manager

KEEFE, BRUYETTE & WOODS A Stifel Company

Prospectus Supplement dated                , 2019

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

        Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to "QCR," "QCR Holdings," "the Company," "we," "our," "ours," and "us" or similar references refer to QCR Holdings, Inc. and its subsidiaries, including our wholly-owned bank subsidiaries, Quad City Bank & Trust Company, Cedar Rapids Bank & Trust Company, Community State Bank, Rockford Bank & Trust Company and Springfield First Community Bank, which are sometimes referred to as the "Banks."

        This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us and our financial condition, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated January 31, 2017, which provides more general information about the securities that we may offer from time to time, some of which may not apply to this offering. You should read carefully both this prospectus supplement and the accompanying prospectus in their entirety, together with additional information described under the heading "Where You Can Find More Information," before investing in the Notes.

        If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference into those documents is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have not authorized anyone to provide any information other than that contained or incorporated by reference into this prospectus supplement or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared.

        Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriter, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

        The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is not investment, legal or tax advice. You should consult your own legal counsel, accountants and other advisers for legal, tax, business, financial and related advice before investing in the Notes.

S-i

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information that we file with the SEC can also be found on our website, www.qcrh.com, at the "SEC Filings" link. The information on, or that can be accessed through, our website is not a part of this document.

        We "incorporate by reference" into this prospectus supplement information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  information that we file later with the SEC automatically will update and supersede information contained in this prospectus supplement.

        We are incorporating by reference into this prospectus supplement the following documents:

  •
  our Proxy Statement on Schedule 14A for the 2018 annual meeting of stockholders filed on April 13, 2018;

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 12, 2018;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, filed with the SEC on May 9, 2018, August 8, 2018 and November 11, 2018, respectively; and

  •
  our Current Reports on Form 8-K filed with the SEC on January 4, 2018, February 21, 2018, April 18, 2018 (except for the information furnished under Items 2.02 and 7.01 thereof and the related exhibits), May 24, 2018, as amended on October 12, 2018 (except for the information furnished under Item 7.01 thereof and the related exhibits), June 11, 2018, July 2, 2018 (except for the information furnished under Item 7.01 thereof and the related exhibits), August 27, 2018, August 31, 2018, September 13, 2018, November 15, 2018 and November 19, 2018.

        We also incorporate by reference all documents subsequently filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this prospectus supplement and prior to the termination of this offering (other than documents or information deemed furnished and not filed in accordance with SEC rules).

        Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

        We will provide to each person to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered

S-ii

with the prospectus. You can obtain copies of the documents incorporated by reference in this prospectus supplement, at no cost, by writing or calling us at the following address and telephone number:

QCR Holdings, Inc.
3551 Seventh Street
Moline, Illinois 61265
Telephone: (309) 743-7006
Attention: Corporate Secretary

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone else to provide you with additional or different information.

S-iii

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995, with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "bode," "predict," "suggest," "project," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should," "likely," or other similar expressions. Additionally, all statements in this prospectus supplement, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. All forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus supplement or discussed in documents incorporated by reference in this prospectus supplement.

        The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the "Risk Factors" section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the "Risk Factors" section of this prospectus supplement beginning on page S-19. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

        These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all of the information that is important to you in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Notes. You should pay special attention to the information contained under the caption entitled "Risk Factors" in this prospectus supplement and in the accompanying prospectus and under the "Risk Factors" section included as Item 1A. of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 to determine whether an investment in the Notes is appropriate for you.

QCR Holdings, Inc.

        We are a multi-bank financial holding company headquartered in Moline, Illinois, that was formed in February 1993 under the laws of the State of Delaware. We serve the Quad Cities, Cedar Rapids, Waterloo/Cedar Falls, Des Moines/Ankeny, Iowa, Rockford, Illinois, and Springfield, Missouri, as well as their surrounding communities through the following five wholly owned banking subsidiaries, which provide full-service commercial and consumer banking and trust and asset management services:

  •
  Quad City Bank and Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994;

  •
  Cedar Rapids Bank and Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001;

  •
  Rockford Bank and Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005;

  •
  Community State Bank, which is based in Ankeny, Iowa and was acquired by QCR in 2016; and

  •
  Springfield First Community Bank, which is based in Springfield, Missouri and was acquired by QCR in 2018.

        We also engage in direct financing lease contracts through m2 Lease Funds, LLC, a wholly owned subsidiary of Quad City Bank & Trust Company based in Brookfield, Wisconsin. We also engage in correspondent banking through approximately 190 relationships with community banking institutions headquartered primarily in Illinois, Iowa, Missouri and Wisconsin.

        At September 30, 2018, our consolidated total assets, loans and leases, deposits and stockholders' equity were approximately $4.8 billion, $3.6 billion, $3.8 billion and $457.4 million, respectively, and we employed approximately 728 full-time equivalent employees.

Recent Developments

        On January 24, 2019, we announced preliminary financial results for the three months and year ended December 31, 2018. We have not yet closed our books for our fourth quarter and have not filed our Annual Report on Form 10-K for the year ended December 31, 2018. Therefore, our operating results for these periods are subject to completion of our normal year-end closing and review procedures, which may result in changes to these results. Furthermore, our independent registered public accounting firm has not completed its audit of our results for such periods. These results should be read in conjunction with the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes thereto presented in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and in our Annual Report on Form 10-K for the year ended December 31, 2017. Our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for our fourth quarter and year end are finalized.

        During the fourth quarter of 2018, our total assets increased $157.0 million, to a total of $4.9 billion, while total loans and leases grew $79.4 million, or a 2.2% increase, compared to the third quarter of 2018. Loan and lease growth was funded by an increase in core deposits. Core deposits (excluding brokered deposits) increased $187.0 million, or 5.3% on a linked quarter basis. As of December 31, 2018, the percentage of wholesale funds to total assets was 13.8% which is a decline from 15.9% as of September 30, 2018. Additionally, at quarter-end, the percentage of gross loans and leases to total assets was 75%, a slight decline from the third quarter.

        Net interest income totaled $142.4 million for the year ended December 31, 2018, compared to $116.1 million for the year ended December 31, 2017 representing an increase of 22.7%. The increase in net interest income was the result of an increase in average earning assets of $805.3 million as a result of both organic and inorganic growth, as well as an increase in the tax equivalent yield on our earnings assets of 23 basis points from 4.37% for the year ended December 31, 2017 to 4.60% for the year ended December 31, 2018, offset by a 48 basis point increase in our cost of interest bearing liabilities over the same period. Net interest income for the fourth quarter of 2018 totaled $39.6 million, compared to $38.3 million for the third quarter of 2018 and $31.8 million for the fourth quarter of 2017. The increase in net interest income was due to an increase in average loan balances of $87.2 million, or a 2.4% increase, on a linked quarter basis. Adjusted net interest income (non-GAAP) was $38.7 million for the fourth quarter of 2018, compared to $38.2 million for the third quarter of 2018, or an increase of 1.4% on a linked quarter basis.

        On a tax-equivalent yield basis, net interest margin for the year ended December 31, 2018 was 3.62% down 16 basis points from the year ended December 31, 2017. Excluding acquisition-related net accretion, adjusted net interest margin for the year ended December 31, 2018 was 3.48%. Tax equivalent net interest margin in 2018 was negatively impacted by the change in corporate tax rates from the Tax Cuts and Jobs Act as a result of the company's portfolio of tax-exempt municipal securities. On a tax-equivalent yield basis, net interest margin (TEY)(Non-GAAP) for the fourth quarter of 2018 was 3.63% and, excluding acquisition-related net accretion, was 3.40%, down five basis points from the third quarter of 2018. This decline in adjusted net interest margin was due to increases in the Company's cost of funds (due to both mix and rate) and excess liquidity due to the strong deposit growth in the quarter, and was partially offset by slightly higher yields on the Company's loans.

        Noninterest income totaled $41.5 million for the year ended December 31, 2018, compared to $30.5 million for the year ended December 31, 2017, representing an increase of 36.1%. The primary drivers of the increase in noninterest income in 2018 as compared with 2017 were a $7.7 million increase in swap fee income and a $2.4 million increase in wealth management revenue. Noninterest income for the fourth quarter of 2018 totaled $15.3 million, compared to $8.8 million for the third quarter of 2018. The significant increase was primarily due to $6.0 million in higher swap fee income. Swap fee income in the fourth quarter of 2018 was higher than in prior quarters because of strong production from our Specialty Finance Group in the area of tax credit lending as a result of the interest rate environment during the quarter. Swap fee income can vary significantly from quarter to quarter depending on the interest rate environment, the volume of transactions and other factors. In addition, wealth management revenue increased by $0.6 million primarily due to the acquisition of Bates Financial Advisors, Inc., Bates Financial Services, Inc., Bates Securities, Inc., and Bates Financial Group, Inc. (the "Bates Companies"). Including the added assets from the Bates Companies acquisition, total assets under management and administration were $4.3 billion, including $1.6 billion of total financial assets in brokerage (and related) accounts and $2.7 billion of total financial assets in trust (and related) accounts.

        Noninterest expense totaled $119.1 million for the year ended December 31, 2018, compared to $97.4 million for the year ended December 31, 2017, representing an increase of 22.3%. Noninterest expense increased in 2018 as compared to 2017 as a result of a full year of impact from the Guaranty Bankshares, Inc. acquisition as well as two quarters of operating expenses from the acquisition of Springfield Bancshares, Inc. Noninterest expenses for the fourth quarter of 2018 totaled $36.4 million, compared to $30.5 million and $31.4 million for the third quarter of 2018 and fourth quarter of 2017, respectively. The linked quarter increase was due to a number of factors, including a $2.5 million increase in costs from the operation of other real estate. The Company reduced the carrying value of an OREO property by $2.0 million and also sold an OREO property at a loss of about $424 thousand. There was also a $1.4 million increase in incentives and commissions, driven by the higher swap fee income. Salaries were $1.1 million higher than the third quarter of 2018 as a result of the Bates Companies acquisition and company-wide headcount additions in both business development and operational support.

        Nonperforming assets totaled $27.9 million as of December 31, 2018, a decrease of $13.6 million from the third quarter of 2018. The lower nonperforming assets resulted in the ratio of nonperforming assets to total assets improving to 0.56% at December 31, 2018, down from 0.87% at September 30, 2018 and down from 0.81% at December 31, 2017. The decline in nonperforming assets was due to a combination of factors, including $4.9 million in net charge-offs on loans, a $3.5 million paydown on a large nonaccrual loan, a $1.3 million reduction in OREO from a sale (including a $0.4 million loss on sale), and a $2.0 million write-down of an OREO property that we are actively marketing for sale. Classified loans as of December 31, 2018 were $28.6 million, a decline of $17.1 million from September 30, 2018.

	As of
	December 31, 2018	December 31, 2017
	Preliminary
	(dollars in thousands, except per share data)
CONDENSED BALANCE SHEET
Cash and due from banks	$85,523	$75,722
Federal funds sold and interest-bearing deposits	159,596	85,962
Securities	662,969	652,382
Net loans/leases	3,692,907	2,930,130
Intangibles	17,450	9,079
Goodwill	77,832	28,334
Other assets	253,433	201,056

Total assets	$4,949,710	$3,982,665

Total deposits	$3,977,030	$3,266,655
Total borrowings	404,969	309,479
Other liabilities	94,573	53,244
Total stockholders' equity	473,138	353,287

Total liabilities and stockholders' equity	$4,949,710	$3,982,665

ANALYSIS OF LOAN PORTFOLIO
Loan/lease mix:
Commercial and industrial loans	$1,429,410	$1,134,516
Commercial real estate loans	1,766,111	1,303,492
Direct financing leases	117,968	141,448
Residential real estate loans	302,979	258,646
Installment and other consumer loans	107,162	118,611
Deferred loan/lease origination costs, net of fees	9,124	7,773

Total loans/leases	$3,732,754	$2,964,486
Less allowance for estimated losses on loans/leases	39,847	34,356

Net loans/leases	$3,692,907	$2,930,130

	As of
	December 31, 2018	December 31, 2017
	Preliminary
	(dollars in thousands, except per share data)
ANALYSIS OF SECURITIES PORTFOLIO
Securities mix:
U.S. government sponsored agency securities	$36,411	$38,097
Municipal securities	459,409	445,049
Residential mortgage-backed and related securities	159,249	163,301
Other securities	7,900	5,935

Total securities	$662,969	$652,382

ANALYSIS OF DEPOSITS
Deposit mix:
Noninterest-bearing demand deposits	$791,101	$789,548
Interest-bearing demand deposits	2,204,206	1,855,893
Time deposits	704,903	516,058
Brokered deposits	276,820	105,156

Total deposits	$3,977,030	$3,266,655

ANALYSIS OF BORROWINGS
Borrowings mix:
Term FHLB advances	$76,327	$56,600
Overnight FHLB advances(1)	190,165	135,400
Wholesale structured repurchase agreements	35,000	35,000
Customer repurchase agreements	2,084	7,003
Federal funds purchased	26,690	6,990
Junior subordinated debentures	37,670	37,486
Other borrowings	37,033	31,000

Total borrowings	$404,969	$309,479

(1)
At the most recent quarter-end, the weighted-average rate of these overnight borrowings was 2.63%.

	For the Year Ended
	December 31, 2018	December 31, 2017
	Preliminary
	(dollars in thousands, except per share data)
INCOME STATEMENT
Interest income	$182,879	$135,517
Interest expense	40,484	19,452

Net interest income	142,395	116,065
Provision for loan/lease losses	12,658	8,470

Net interest income after provision for loan/lease losses	$129,737	$107,595

Trust department fees	$8,707	$7,188
Investment advisory and management fees	4,726	3,870
Deposit service fees	6,420	5,919
Gain on sales of residential real estate loans	901	409
Gain on sales of government guaranteed portions of loans	405	1,164
Swap fee income	10,787	3,095
Securities gains (losses), net	—	(88)
Earnings on bank-owned life insurance	1,632	1,802
Debit card fees	3,263	2,942
Correspondent banking fees	852	916
Other	3,848	3,265

Total noninterest income	$41,541	$30,482

Salaries and employee benefits	$68,994	$55,722
Occupancy and equipment expense	12,884	10,938
Professional and data processing fees	11,452	10,757
Acquisition costs	1,795	1,069
Post-acquisition compensation, transition and integration costs	2,086	4,310
FDIC insurance, other insurance and regulatory fees	3,594	2,752
Loan/lease expense	1,544	1,164
Net cost of operation of other real estate	2,489	2
Advertising and marketing	3,552	2,625
Bank service charges	1,838	1,771
Correspondent banking expense	821	807
CDI amortization	1,692	1,001
Other	6,402	4,506

Total noninterest expense	$119,143	$97,424

Net income before taxes	$52,135	$40,653
Income tax expense	9,015	4,946

Net income	$43,120	$35,707

Basic EPS	$2.92	$2.68
Diluted EPS	$2.86	$2.61
Weighted average common shares outstanding	14,768,687	13,325,128
Weighted average common and common equivalent shares outstanding	15,064,730	13,680,472

	For the Year Ended
	December 31, 2018	December 31, 2017
	Preliminary
	(dollars in thousands, except per share data)
KEY PERFORMANCE RATIOS AND OTHER METRICS
Return on average assets (annualized)	0.98%	1.01%
Return on average total equity (annualized)	10.62%	11.51%
Net interest margin	3.46%	3.50%
Net interest margin (TEY) (Non-GAAP)(1)	3.62%	3.78%
Efficiency ratio (Non-GAAP)(2)(5)	64.77%	66.48%
Gross loans and leases / total assets	75.41%	74.43%
Gross loans and leases / total deposits	93.86%	90.75%
Effective tax rate(4)	17.29%	12.17%
Tax benefit related to stock options exercised and restricted stock awards vested(3)	425	1,219
AVERAGE BALANCES
Assets	$4,392,121	$3,519,848
Loans/leases	3,352,357	2,611,888
Deposits	3,602,221	2,916,576
Total stockholders' equity	405,973	310,210

(1)
TEY: Tax equivalent yield. See "Non-GAAP Financial Information."

(2)
See "Non-GAAP Financial Information."

(3)
ASC 2016-09 became effective on January 1, 2017 and affects the accounting for stock compensation. This amount reflects the tax benefit recognized as a result of this new standard.

(4)
The effective tax rate for the fourth quarter of 2017 and the full year were impacted by a $2.9 million tax benefit recorded as a result of the Tax Act.

(5)
The efficiency ratio was unusually high in the fourth quarter of 2017 due to one-time acquisition costs and post-acquisition transition and integration costs totaling $4.4 million.

	For the Three Months Ended
	December 31, 2018			December 31, 2017
	Preliminary
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
ANALYSIS OF NET INTEREST INCOME AND MARGIN
Fed funds sold	$20,426	$115	2.23%	$20,509	$45	0.87%
Interest-bearing deposits at financial institutions	98,875	517	2.07%	94,404	314	1.32%
Securities(1)	671,613	6,231	3.68%	635,389	6,111	3.82%
Restricted investment securities	22,478	318	5.61%	18,180	196	4.28%
Loans(1)	3,699,885	47,273	5.07%	2,930,711	33,797	4.58%

Total earning assets(1)	$4,513,277	$54,454	4.79%	$3,699,193	$40,463	4.34%
Interest-bearing deposits	$2,211,148	$6,110	1.10%	$1,903,983	$2,787	0.58%
Time deposits	956,754	4,433	1.84%	546,376	1,445	1.05%
Short-term borrowings	20,129	98	1.93%	31,120	38	0.48%
Federal Home Loan Bank advances	190,232	974	2.03%	143,171	616	1.71%
Other borrowings	72,264	970	5.33%	74,199	775	4.14%
Junior subordinated debentures	37,644	525	5.53%	35,531	424	4.73%

Total interest-bearing liabilities	$3,488,171	$13,110	1.49%	$2,734,380	$6,085	0.88%
Net interest income / spread(1)		$41,344	3.30%		$34,378	3.46%
Net interest margin			3.48%			3.41%
Net interest margin (TEY) (Non-GAAP)(1)(2)			3.63%			3.69%

(1)
Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 35% tax rate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(2)
TEY: Tax equivalent yield. See "Non-GAAP Financial Information."

	For the Year Ended
	December 31, 2018			December 31, 2017
	Preliminary
	Average Balance	Interest Earned or Paid	Average Yield or Cost	Average Balance	Interest Earned or Paid	Average Yield or Cost
	(dollars in thousands)
Fed funds sold	$20,472	$338	1.65%	$17,577	$149	0.85%
Interest-bearing deposits at financial institutions	66,275	1,267	1.91%	78,842	874	1.11%
Securities(1)	659,017	23,621	3.58%	590,761	22,460	3.80%
Restricted investment securities	22,023	1,093	4.96%	15,768	631	4.00%
Loans(1)	3,352,357	163,197	4.87%	2,611,888	120,618	4.62%

Total earning assets(1)	$4,120,144	$189,516	4.60%	$3,314,836	$144,732	4.37%
Interest-bearing deposits	$2,043,314	$18,651	0.91%	$1,622,723	$7,992	0.49%
Time deposits	766,020	12,024	1.57%	528,834	5,020	0.95%
Short-term borrowings	19,458	271	1.39%	22,596	114	0.50%
Federal Home Loan Bank advances	202,715	4,193	2.07%	120,206	1,981	1.65%
Other borrowings	69,623	3,346	4.81%	73,394	2,879	3.92%
Junior subordinated debentures	37,578	1,999	5.32%	34,030	1,466	4.31%

Total interest-bearing liabilities	$3,138,708	$40,484	1.29%	$2,401,783	$19,452	0.81%
Net interest income / spread(1)		$149,032	3.31%		$125,280	3.56%
Net interest margin			3.46%			3.50%
Net interest margin (TEY) (Non-GAAP)(1)(2)			3.62%			3.78%

(1)
Includes nontaxable securities and loans. Interest earned and yields on nontaxable securities and loans are determined on a tax equivalent basis using a 35% tax rate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(2)
TEY : Tax equivalent yield. "Non-GAAP Financial Information."

	As of
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	Preliminary	Unaudited	Unaudited	Unaudited
	(dollars in thousands)
ROLLFORWARD OF ALLOWANCE FOR LOAN/LEASE LOSSES
Beginning balance	$43,077	37,545	$36,533	$34,356	$34,982
Provision charged to expense	1,611	6,206	2,301	2,540	2,255
Loans/leases charged off	(4,967)	(991)	(1,525)	(436)	(2,979)
Recoveries on loans/leases previously charged off	126	317	236	73	98

Ending balance	$39,847	$43,077	$37,545	$36,533	$34,356

NONPERFORMING ASSETS
Nonaccrual loans/leases	$14,260	$23,576	$12,554	$12,759	$11,441
Accruing loans/leases past due 90 days or more	632	1,410	20	41	89
Troubled debt restructures—accruing	3,659	4,240	1,327	5,276	7,113

Total nonperforming loans/leases	18,551	29,226	13,901	18,076	18,643
Other real estate owned	9,378	12,204	12,750	12,750	13,558
Other repossessed assets	8	150	150	200	80

Total nonperforming assets	$27,937	$41,580	$26,801	$31,026	$32,281

ASSET QUALITY RATIOS
Nonperforming assets / total assets	0.56%	0.87%	0.65%	0.77%	0.81%
Allowance / total loans/leases(1)	1.07%	1.18%	1.21%	1.20%	1.16%
Allowance / nonperforming loans/leases(1)	214.80%	147.39%	270.09%	202.11%	184.28%
Net charge-offs as a % of average loans/leases	0.13%	0.02%	0.04%	0.01%	0.10%

(1)
Upon acquisition and per GAAP, acquired loans are recorded at market value which eliminated the allowance and impacts these ratios.

THE OFFERING

        The following summary contains basic information about the Notes and is not complete. It does not contain all the information that may be important to you. For a more complete understanding of the Notes, you should read the section of this prospectus supplement entitled "Description of the Notes."

Issuer:	QCR Holdings, Inc.
Securities Offered:	% Fixed-to-Floating Rate Subordinated Notes due 2029
Aggregate Principal Amount:	$
Issue Price:	%
Maturity Date:	The Notes will mature on , 2029.
Interest Rate:
From and including the issue date to, but excluding, , 2024, a fixed per annum rate of %. From and including , 2024 to, but excluding, the maturity date or the date of earlier redemption, a floating per annum rate equal to the then-current three-month LIBOR rate, determined on the determination date of the applicable interest period, plus a spread of basis points; provided, however, in the event that three-month LIBOR is less than zero, then the three-month LIBOR shall be deemed to be zero. For any determination date, "LIBOR" means the rate as published by Bloomberg (or any successor service) at approximately 11:00 a.m., London time, two business days prior to the commencement of the relevant quarterly interest period, as the London interbank rate for U.S. dollars. If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as provided in the indenture (as defined in "Description of the Notes" in this prospectus supplement). The Company has appointed Wilmington Trust, National Association, as the calculation agent for purposes of determining three-month LIBOR for each floating rate interest period (the "Calculation Agent").
Interest Payment Dates:	Until, but not including , 2024, we will pay interest on the Notes on and of each year, commencing , 2019.
From and including , 2024 to , 2029, we will pay interest on the Notes on , , and of each year.
On the maturity date or a date of earlier redemption, interest will be paid to, but excluding, such date.
Record Dates:	The record date for the Notes is the day of the month of the applicable interest payment date.
Day Count Convention:
Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months to, but excluding, , 2024 and, thereafter, on the basis of the actual number of days in the relevant interest period divided by 360.

No Guarantees:	The Notes are not guaranteed by any of our subsidiaries. As a result, the Notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under "Ranking."
Ranking:	The Notes will be our unsecured, subordinated obligations and:

•

will rank junior in right of payment and upon our liquidation to any of our existing and all future Senior Indebtedness (as defined in "Description of Notes—Subordination" in this prospectus supplement), all as described under "Description of the Notes" in this prospectus supplement;

• will rank junior in right of payment and upon our liquidation to any of our existing and all of our future general creditors;

•

will rank equal in right of payment and upon our liquidation with any of our existing and all of our future indebtedness the terms of which provide that such indebtedness ranks equally with the Notes;

•

will rank senior in right of payment and upon our liquidation to any of our indebtedness the terms of which provide that such indebtedness ranks junior in right of payment to note indebtedness such as the Notes; and

•

will be effectively subordinated to our future secured indebtedness to the extent of the value of the collateral securing such indebtedness, and structurally subordinated to the existing and future indebtedness of our subsidiaries, including without limitation the Bank's depositors, liabilities to general creditors and liabilities arising in the ordinary course of business or otherwise.

As of September 30, 2018, the Banks and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $4.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As of September 30, 2018, the Company, at the holding company level, had approximately $34.2 million of Senior Indebtedness ranking senior to the Notes and $37.6 million of junior subordinated debentures ranking junior to the Notes. The Company intends to repay the $34.2 million of outstanding Senior Indebtedness with the net proceeds of this offering. For more information, see "Description of the Notes—Subordination of the Notes" in this prospectus supplement.
The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur.

Optional Redemption:	We may, beginning with the interest payment date of , 2024, and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.
Special Redemption:
We may also redeem the Notes at any time, including prior to , 2024, at our option, in whole but not in part, if: (a) a change or prospective change in law occurs that could prevent us from deducting interest payable on the Notes for U.S. federal income tax purposes; (b) a subsequent event occurs that could preclude the Notes from being recognized as Tier 2 capital for regulatory capital purposes; or (c) we are required to register as an investment company under the Investment Company Act of 1940, as amended; in each case, at a redemption price equal to 100% of the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, the redemption date. For more information, see "Description of the Notes—Redemption" in this prospectus supplement.
Sinking Fund:	There is no sinking fund for the Notes.
Further Issuances:
The Notes will initially be limited to an aggregate principal amount of $ . We may from time to time, without notice to or consent of the holders, increase the aggregate principal amount of the Notes outstanding by issuing additional notes in the future with the same terms as the Notes, except for the issue date, the offering price and the first interest payment date, and such additional notes may be consolidated with the Notes issued in this offering and form a single series.
Use of Proceeds:
We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $ . We intend to use the net proceeds from this offering to repay our Senior Indebtedness with First National Bank of Omaha in the aggregate principal amount of approximately $34.2 million, and for general corporate purposes, which may include providing capital to support the organic growth of the Banks or funding the opportunistic acquisition of similar or complementary financial service organizations, repaying indebtedness, financing investments and capital expenditures, repurchasing shares of our common stock and for investments in the Banks as regulatory capital. See "Use of Proceeds" in this prospectus supplement.
Form and Denomination:	The Notes will be offered in book-entry form through the facilities of DTC in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Listing:	The Notes will not be listed on any securities exchange or quoted on any quotation system.

Governing Law:	The Notes and the indenture will be governed by the laws of the State of New York.
Trustee:	Wilmington Trust, National Association.
Risk Factors:
An investment in the Notes involves risks. You should carefully consider the information contained under "Risk Factors" in this prospectus supplement and the accompanying prospectus and under the "Risk Factors" section included as Item 1A. of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth summary selected historical consolidated financial information as of and for the nine months ended September 30, 2018 and 2017 and as of and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. The summary selected balance sheet data as of December 31, 2017 and 2016 and the summary selected income statement data for the years ended December 31, 2017, 2016 and 2015, was derived from our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference in this prospectus supplement. The summary selected balance sheet data as of December 31, 2015, 2014 and 2013 and the summary selected income statement data for the years ended December 31, 2015 and 2014, was derived from our audited consolidated financial statements for each respective year that are not included in this prospectus supplement or incorporated by reference in this prospectus supplement. The summary selected balance sheet and income statement data as of and for the nine months ended September 30, 2018 and 2017 was derived from our unaudited interim consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2018, incorporated by reference in this prospectus supplement. The unaudited balance sheet and income statement data as of and for the nine months ended September 30, 2018 and 2017 has been prepared on the same basis as our audited financial statements and includes, in the opinion of management, all adjustments necessary to fairly present the data for such periods. You should read this information in conjunction with our consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, each of which is incorporated by reference in this prospectus supplement.

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share data)
Statement of Income Data
Interest income	$130,175	$97,639	$135,517	$106,468	$90,003	$85,965	$81,872
Interest expense	27,374	13,367	19,452	11,951	13,707	16,894	17,767

Net interest income	102,801	84,272	116,065	94,517	76,296	69,071	64,105
Provision for loan/lease losses	11,046	6,215	8,470	7,478	6,871	6,807	5,930
Non-interest income	26,262	20,768	30,482	31,037	24,364	21,282	26,846
Non-interest expense(1)	82,733	66,073	97,424	81,486	73,192	65,554	65,465
Income tax expense	5,480	6,947	4,946	8,903	3,669	3,039	4,618

Net income	29,804	25,805	35,707	27,687	16,928	14,953	14,938

Less: preferred stock dividends and discount accretion	—	—	—	—	—	1,082	3,168
Net income attributable to QCR common stockholders	29,804	25,805	35,707	27,687	16,928	13,871	11,770

Per Common Share Data
Net income—Basic(2)	$2.06	$1.96	$2.68	$2.20	$1.64	$1.75	$2.13
Net income—Diluted(2)	2.02	1.91	2.61	2.17	1.61	1.72	2.08
Cash dividends declared	0.18	0.15	0.20	0.16	0.08	0.08	0.08
Dividend payout ratio	8.74%	7.65%	7.46%	7.27%	4.88%	4.57%	3.76%
Closing stock price	$40.85	$45.50	$42.85	$43.30	$24.29	$17.86	$17.03
Balance Sheet Data
Total assets	$4,792,732	$3,550,463	$3,982,665	$3,301,944	$2,593,198	$2,524,958	$2,394,953
Securities	650,745	583,936	652,382	574,022	577,109	651,539	697,210
Total loans/leases	3,653,386	2,676,754	2,964,485	2,405,487	1,798,023	1,630,003	1,460,280
Allowance	43,077	34,982	34,356	30,757	26,141	23,074	21,448
Deposits	3,788,277	2,894,268	3,266,655	2,669,261	1,880,666	1,679,668	1,646,991
Borrowings	483,635	296,145	309,480	290,952	444,162	662,558	563,381

	As of and for the nine months ended September 30,		As of and for the years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(dollars in thousands, except per share data)
Shareholders' equity:
Preferred	—	—	—	—	—	—	29,824
Common	457,387	313,039	353,287	286,041	225,886	144,079	117,753
Key Ratios
Return on average assets(3)	0.94%	1.02%	1.01%	0.97%	0.66%	0.61%	0.64%
Return on average common equity(2)	10.30	11.45	11.51	10.56	8.79	10.49	11.48
Return on average equity(3)	10.30	11.45	11.51	10.56	8.79	10.48	10.24
Net interest margin, tax equivalent yield (Non-GAAP)(4)(6)	3.59	3.81	3.78	3.75	3.37	3.15	3.03
Efficiency ratio (Non-GAAP)(5)(6)	64.10	62.90	66.48	64.90	72.71	72.55	71.98
Loans/leases to assets	76.23	75.39	74.43	72.85	69.34	64.56	60.97
Loans/leases to deposits	96.44	92.48	90.75	90.12	95.61	97.04	88.66
Nonperforming assets to total assets	0.87	0.95	0.81	0.82	0.74	1.31	1.28
Allowance to total loan/leases	1.18	1.31	1.16	1.28	1.45	1.42	1.47
Allowance to NPLs	147.39	123.05	184.28	144.85	223.33	114.78	104.70
Net charge-offs to average loans/leases	0.07	0.08	0.19	0.14	0.22	0.34	0.31

(1)
Non-interest expense includes several one-time expenses—most notably, $5.4 million and $2.4 million of acquisition and post-acquisition compensation, transition and integration costs for the years ended December 31, 2017 and December 31, 2016, respectively. See Note 2 to the Consolidated Financial Statements in QCR's Annual Report on Form 10-K for the year ended December 31, 2017 for additional information regarding the acquisition of Guaranty Bank and Trust Company and Community State Bank. Non-interest expense for the nine-month periods ended September 30, 2018 and September 30, 2017 includes, acquisition and post-acquisition compensation, transition and integration costs of $2.5 million and $931 thousand, respectively. Additionally, 2016 and 2015, respectively, included $4.6 million and $7.2 million of losses on debt extinguishment related to the prepayment of certain borrowings.

(2)
Numerator is net income attributable to QCR common stockholders.

(3)
Numerator is net income attributable to QCR.

(4)
Interest earned and yields on nontaxable investments and nontaxable loans are determined on a tax equivalent basis using a 35% tax rate for periods prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(5)
Non-interest expenses divided by the sum of net interest income before provision for loan/lease losses and non-interest income.

(6)
See "Non-GAAP Financial Information."

NON-GAAP FINANCIAL INFORMATION

        The following tables present certain non-GAAP financial measures related to tangible common equity to tangible assets ratio, adjusted net income, adjusted net income attributable to QCR Holdings Inc. common stockholders, adjusted earnings per share, adjusted return on average assets, net interest margin tax equivalent yield and the efficiency ratio. In compliance with applicable rules of the SEC, all non-GAAP measures are reconciled to the most directly comparable GAAP measure as follows:

  •
  Tangible common equity to tangible assets ratio (non-GAAP) is reconciled to stockholders' equity and total assets.

  •
  Adjusted net income, adjusted net income attributable to QCR Holdings, Inc. common stockholders, adjusted earnings per share and adjusted return on average assets (all non-GAAP measures) are reconciled to net income.

  •
  Net interest margin tax equivalent yield (non-GAAP) and adjusted net interest margin (non-GAAP) are reconciled to net interest margin.

  •
  The efficiency ratio (non-GAAP) is reconciled to noninterest expense, net interest income and noninterest income.

        The tangible common equity to tangible assets ratio (non-GAAP) has been a focus for investors and management believes that this ratio may assist investors in analyzing the Company's capital position without regard to the effects of intangible assets.

        The tables below also include the following adjusted non-GAAP measurements of financial performance: adjusted net income, adjusted net income attributable to QCR Holdings, Inc. common stockholders, adjusted earnings per share and adjusted return on average assets. The Company's management believes that these measures are important to investors as they exclude non-recurring income and expense items; therefore, they provide a better comparison for analysis and may provide a better indicator of future results.

        Net interest margin tax equivalent yield is a financial measure QCR's management utilizes to take into account the tax benefit associated with certain loans and securities. In addition, the Company calculates net interest margin without the impact of acquisition accounting net accretion (adjusted net interest margin), as the accretion amount can fluctuate a great deal, making comparisons difficult. The efficiency ratio is utilized by QCR's management to compare QCR to peers. It is standard in the banking industry and widely utilized by investors.

        The efficiency ratio is a ratio that management utilizes to compare the Company to peers. It is a standard in the banking industry and widely utilized by investors.

        Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by investors to evaluate a company, they have limitations as analytical tools and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

	As of and for the year ended December 31,	As of and for the nine months ended September 30,		As of and for the years ended December 31,
GAAP to Non-GAAP Reconciliations	2018	2018	2017	2017	2016	2015	2014	2013
	Preliminary	Unaudited	Unaudited	(dollars in thousands, except per share data)
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO(1)
Stockholders' equity (GAAP)	$473,138	$457,387	$313,039	$353,287	$286,041	$225,886	$144,079	$147,577
Less: Preferred equity	—	—	—	—	—	—	—	29,824
Less: Intangible assets	95,282	89,755	19,800	37,413	22,522	4,694	4,894	5,093

Tangible common equity (non-GAAP)	$377,856	$367,632	$293,239	$315,874	$263,519	$221,192	$139,185	$112,660
Total assets (GAAP)	$4,949,710	$4,792,732	$3,550,463	$3,982,665	$3,301,944	$2,593,198	$2,524,958	$2,394,953
Less: Intangible assets	95,282	89,755	19,800	37,413	22,522	4,694	4,894	5,093
Tangible assets (non-GAAP)	$4,854,428	$4,702,977	$3,530,663	$3,945,252	$3,279,422	$2,588,504	$2,520,064	$2,389,860
Tangible common equity to tangible assets ratio (non-GAAP)	7.78%	7.82%	8.31%	8.01%	8.04%	8.55%	5.52%	4.71%
ADJUSTED NET INCOME(2)
Net income (GAAP)	$43,120	$29,804	$25,805	$35,707	$27,687	$16,928	$14,953	$14,938
Less nonrecurring items (post-tax)(3):
Income:
Securities gains, net	$—	$—	$(16)	$(57)	$2,985	$519	$60	$281
Bargain purchase gain on Community National Bank acquisition	—	—	—	—	—	—	—	1,197
Gains on sales of certain Community National branches	—	—	—	—	—	—	—	1,517
Gain on sale of credit card operations, net	—	—	—	—	—	—	—	386
Lawsuit award	—	—	—	—	—	252	—	289

Total nonrecurring income (non-GAAP)	$—	$—	$(16)	$(57)	$2,985	$771	$60	$3,670
Expense:
Losses on debt extinguishment, net	$—	$—	$—	$—	$2,975	$4,671	$—	$—
Acquisition costs(4)	1,645	1,616	265	695	1,086	—	—	1,778
Post-acquisition compensation, transition and integration costs	1,647	520	340	2,802	677	—	—	—
Other non-recurring expenses	—	—	—	—	—	(487)	—	—
Accrual adjustments	—	—	—	—	—	513	—	—

Total nonrecurring expense (non-GAAP)	$3,292	$2,136	$605	$3,497	$4,738	$4,697	$—	$1,778
Adjustment of tax expense related to the Tax Act	$—	$—	$—	$2,919	$—	$—	$—	$—
Adjusted net income (non-GAAP)	$46,412	$31,940	$26,426	$36,342	$29,440	$20,854	$14,893	$13,046
Less: Preferred stock dividends	—	—	—	—	—	—	1,082	3,168

Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP)(2)	$46,412	$31,940	$26,426	$36,342	$29,440	$20,854	$13,811	$9,878
ADJUSTED EARNINGS PER COMMON SHARE(2)
Adjusted net income attributable to QCR Holdings, Inc. common stockholders (non-GAAP) (from above)	$46,412	$31,940	$26,426	$36,342	$29,440	$20,854	$13,811	$9,878
Weighted average common shares outstanding	14,768,687	14,477,783	13,151,672	13,325,128	12,570,767	10,345,286	7,925,220	5,531,948
Weighted average common and common equivalent shares outstanding	15,064,730	14,786,777	13,509,566	13,680,472	12,766,003	10,499,841	8,048,661	5,646,926
Adjusted earnings per common share (non-GAAP):
Basic	$3.14	$2.21	$2.01	$2.73	$2.34	$2.02	$1.74	$1.79
Diluted	$3.08	$2.16	$1.96	$2.66	$2.31	$1.99	$1.72	$1.75
ADJUSTED RETURN ON AVERAGE ASSETS
Adjusted net income (non-GAAP) (from above)	$46,412	$31,940	$26,426	$36,342	$29,440	$20,854	$14,893	$13,046
Average Assets	$4,392,121	$4,242,083	$3,385,352	$3,519,948	$2,846,699	$2,549,921	$2,453,678	$2,330,604
Adjusted return on average assets (annualized) (non-GAAP)	1.06%	1.00%	1.04%	1.03%	1.03%	0.82%	0.61%	0.56%
ADJUSTED NET INTEREST MARGIN (TEY)(6)
Net interest income (GAAP)	$142,395	$102,801	$84,272	$116,065	$94,517	$76,296	$69,071	$64,105
Plus: Tax equivalent adjustment(5)	6,637	4,329	6,632	9,215	6,021	4,881	3,977	2,605

Net interest income—tax equivalent (Non-GAAP)	$149,032	$107,130	$90,904	$125,280	$100,538	$81,177	$73,048	$66,710
Less: Acquisition accounting net accretion	5,527	2,917	4,063	4,941	3,718	367	675	1,061

	As of and for the year ended December 31,	As of and for the nine months ended September 30,		As of and for the years ended December 31,
GAAP to Non-GAAP Reconciliations	2018	2018	2017	2017	2016	2015	2014	2013
	Preliminary	Unaudited	Unaudited	(dollars in thousands, except per share data)
Adjusted net interest income	$143,505	$104,213	$86,841	$120,339	$96,820	$80,810	$72,373	$65,649
Average earning assets	4,120,144	3,989,099	3,186,716	3,314,836	2,678,359	2,406,213	2,319,441	2,200,277
Net interest margin (GAAP)	3.46%	3.45%	3.54%	3.50%	3.53%	3.17%	2.98%	2.91%
Net interest margin (TEY) (Non-GAAP)	3.62%	3.59%	3.81%	3.78%	3.75%	3.37%	3.15%	3.03%
Adjusted net interest margin (TEY) (Non-GAAP)	3.48%	3.49%	3.64%	3.63%	3.61%	3.36%	3.12%	2.98%
EFFICIENCY RATIO(7)
Noninterest expense (GAAP)	$119,143	$82,733	$66,073	$97,424	$81,486	$73,192	$65,554	$65,465
Net interest income (GAAP)	$142,395	$102,801	$84,272	$116,065	$94,517	$76,296	$69,071	$64,105
Noninterest income (GAAP)	41,541	26,262	20,768	30,482	31,037	24,363	21,282	26,846

Total income	$183,936	$129,063	$105,040	$146,547	$125,554	$100,659	$90,353	$90,951
Efficiency ratio (noninterest expense/total income) (Non-GAAP)	64.77%	64.10%	62.90%	66.48%	64.90%	72.71%	72.55%	71.98%

GAAP to Non-GAAP Reconciliations	As of and for the quarter ended December 31, 2018	As of and for the quarter ended September 30, 2018
	Preliminary
	(dollars in thousands)
ADJUSTED NET INTEREST MARGIN (TEY)(6)
Net interest income (GAAP)	$39,593	$38,314
Plus: Tax equivalent adjustment(5)	1,751	1,548

Net interest income—tax equivalent (Non-GAAP)	$41,344	$39,862
Less: Acquisition accounting net accretion	2,609	1,674

Adjusted net interest income	$38,735	$38,188
Average earning assets	4,513,277	4,387,487
Net interest margin (GAAP)	3.48%	3.46%
Net interest margin (TEY) (Non-GAAP)	3.63%	3.60%
Adjusted net interest margin (TEY) (Non-GAAP)	3.40%	3.45%

(1)
This ratio is a non-GAAP financial measure. The Company's management believes that this measurement is important to many investors in the marketplace who are interested in changes period-to-period in common equity. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to stockholders' equity and total assets, which are the most directly comparable GAAP financial measures.

(2)
Adjusted net income, adjusted net income attributable to QCR Holdings, Inc. common stockholders, adjusted earnings per common share and adjusted return on average assets are non-GAAP financial measures. The Company's management believes that these measurements are important to investors as they exclude non-recurring income and expense items, therefore, they provide a more realistic run-rate for future periods. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net income, which is the most directly comparable GAAP financial measure.

(3)
Nonrecurring items (post-tax) are calculated using an estimated effective taxrate of 35% for periods prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(4)
Acquisition costs were analyzed individually for deductibility. Presented amounts are tax-effected accordingly.

(5)
Interest earned and yields on nontaxable securities and loans are determined on a taxequivalent basis using a 35% taxrate for each period prior to March 31, 2018 and 21% for periods including and after March 31, 2018.

(6)
Net interest margin (TEY) is a non-GAAP financial measure. The Company's management utilizes this measurement to take into account the taxbenefit associated with certain loans and securities. It is also standard industry practice to measure net interest margin using tax-equivalent measures. In compliance with applicable rules of the SEC, this non-GAAP measure is reconciled to net interest income, which is the most directly comparable GAAP financial measure. In addition, the Company calculates net interest margin without the impact of acqusition accounting net accretion as this can fluctuate and it's difficult to provide a more realistic run-rate for future periods.

(7)
Efficiency ratio is a non-GAAP measure. The Company's management utilizes this ratio to compare to industry peers. The ratio is used to calculate overhead as a percentage of revenue. In compliance with the applicable rules of the SEC, this non-GAAP measure is reconciled to noninterest expense, net interst income and noninterest income, which are the most directly comparable GAAP financial measures.

RISK FACTORS

        An investment in the Notes involves a number of risks. This prospectus supplement does not describe all of those risks. Before you decide whether an investment in the Notes is suitable for you, you should carefully consider the risks described below relating to the offering as well as the risk factors concerning our business included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as amended or supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, in addition to the other information in this prospectus supplement and the accompanying prospectus, including our other filings which are incorporated by reference into this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in this prospectus supplement and the accompanying prospectus for discussions of these other filings. The prospectus supplement is qualified in its entirety by those risk factors.

Risks Related to this Offering and Ownership of the Notes

  Our obligations under the Notes will be unsecured and subordinated to our existing and future senior debt and general creditors.

        Our obligations with respect to the Notes will be unsecured and rank junior to right of payment to all of our existing and future Senior Indebtedness. This means that we generally cannot make any payments on the Notes if we default on a payment of Senior Indebtedness and do not cure the default within the applicable grace period or if the Senior Indebtedness becomes immediately due because of a default and has not yet been paid in full. In addition, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the Notes only after we have made payments on all Senior Indebtedness. Neither the Notes nor the indenture limits our ability to incur additional indebtedness, including indebtedness that ranks senior in priority of payment to the Notes.

        Holders of the Notes should only look to our assets as the source of payment of the Notes. The Notes are not obligations of, or guaranteed by, the Banks. In addition, because we are a holding company, our right to participate in the distribution of assets from any subsidiary, including any of the Banks, upon its liquidation or reorganization or otherwise (and thus the ability of holders of the Notes to benefit indirectly from such distribution) is subject to the prior claims of creditors of the subsidiary (including depositors of any of the Banks), except to the extent that we may be recognized as a creditor of that subsidiary. In the event of any such distribution of assets of any of the Banks, the claims of depositors and other general or subordinated creditors would be entitled to priority over the claims of holders of the Notes. Accordingly, the Notes will be effectively subordinated to all existing and future liabilities of our subsidiaries, including the Banks. As of September 30, 2018, the Banks and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $4.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As of September 30, 2018, the Company, at the holding company level, had approximately $34.2 million of Senior Indebtedness ranking senior to the Notes and $37.6 million of junior subordinated debentures ranking junior to the Notes. The Company intends to repay the $34.2 million of outstanding Senior Indebtedness with the net proceeds of this offering. For more information, see "Description of the Notes—Subordination of the Notes" in this prospectus supplement. On an adjusted basis to give effect to the sale of the Notes and the repayment of our Senior Indebtedness with First National Bank of Omaha, the Company, at the holding company level, would have had approximately $             million in total indebtedness outstanding as of September 30, 2018. There is no restriction in the indenture governing the Notes on the ability of the Company or the Banks to incur additional indebtedness or other liabilities.

        As a consequence of the subordination of the Notes to our existing and future Senior Indebtedness, an investor in the Notes may lose all or some of its investment upon our insolvency, bankruptcy, liquidation, winding up or similar proceeding. In such an event, our assets would be available to pay the principal of, and any accrued and unpaid interest on, the Notes only after all of our Senior Indebtedness had been paid in full. In the event of our insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding, any of our other general, unsecured obligations that do not constitute Senior Indebtedness, depending upon their respective preferences, will share pro rata in our remaining assets after we have paid all of our Senior Indebtedness in full. In any of the foregoing events, we may not have sufficient assets to make payments in respect of the Notes. As a result, if holders of the Notes receive any payments, they may receive less, ratably, than holders of secured indebtedness. In addition, the holders of any Senior Indebtedness could restrict or prohibit us from making payments on the Notes.

  We are a holding company with limited operations and depend on our subsidiaries for the funds required to make payments of principal and interest on the Notes.

        We are a separate and distinct legal entity from the Banks and our other subsidiaries. Our primary source of funds to make payments of principal and interest on the Notes and to satisfy any other financial obligations are dividends from the Banks. Our ability to receive dividends from the Banks is contingent on a number of factors, including the Banks' ability to meet applicable regulatory capital requirements, the Banks' profitability and earnings, and the general strength of their balance sheets. Various federal and state regulatory provisions limit the amount of dividends bank subsidiaries are permitted to pay to their holding companies without regulatory approval. In general, the Banks may only pay dividends either out of their net income after any required transfers to surplus or reserves have been made or out of their retained earnings. In addition, the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the FDIC have issued policy statements stating that insured banks and bank holding companies generally should pay dividends only out of current operating earnings.

        Banks and their holding companies are required to maintain a capital conservation buffer of 2.5% in addition to satisfying other applicable regulatory capital ratios. Banking institutions that do not maintain capital in excess of the capital conservation buffer may face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Banks fail to maintain the applicable minimum capital ratios and the capital conservation buffer, dividends to us (at the holding company level) may be prohibited or limited, and we may not have funds to make principal and interest payments on the Notes.

        In addition, state or federal banking regulators have broad authority to restrict the payment of dividends, including in circumstances where a bank under such regulator's jurisdiction engages in (or is about to engage in) unsafe or unsound practices. Such regulators have the authority to require that the bank cease and desist from unsafe and unsound practices and to prevent a bank from paying a dividend if its financial condition is such that the regulator views the payment of a dividend to constitute an unsafe or unsound practice.

        Accordingly, we can provide no assurance that we will receive dividends from the Banks in an amount sufficient to pay the principal of, or interest on, the Notes.

  Regulatory guidelines may restrict our ability to pay the principal of, and accrued and unpaid interest on, the Notes, regardless of whether we are the subject of an insolvency proceeding.

        As a bank holding company, our ability to pay the principal of, and interest on, the Notes is subject to the rules and guidelines of the Federal Reserve regarding capital adequacy. We intend to treat the Notes as "Tier 2 capital" under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the Notes, on our overall financial condition. The guidelines also require that we review our net income for the current and past four quarters, and the amounts we have paid on Tier 2 capital instruments for those periods, as well as our projected rate of earnings retention. Moreover, pursuant to federal law and the Federal Reserve regulations, as a bank holding company, we are required to act as a source of financial and managerial strength to the Banks and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when we may not otherwise be inclined or able to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the Notes on one or more of the scheduled interest payment dates, or at any other time, or the principal of the Notes at the maturity of the Notes.

        If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed, and would be required to cure, immediately any deficit under any commitment that we have to any of the federal banking agencies to maintain the capital of the Banks, and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

  We may not be able to generate sufficient cash to service all of our debt, including the Notes.

        Our ability to make scheduled payments of principal and interest or to satisfy our obligations in respect of our debt or to refinance our debt will depend on our future operating performance. Prevailing economic conditions (including interest rates), regulatory constraints, including, among other things, limitations on distributions to us from our subsidiaries and required capital levels with respect to certain of our subsidiary banks and nonbanking subsidiaries, and financial, business and other factors, many of which are beyond our control, will also affect our ability to meet these needs. We may not be able to generate sufficient cash flows from operations, or obtain future borrowings in an amount sufficient to enable us to pay our debt, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt on or before maturity. We may not be able to refinance any of our debt when needed on commercially reasonable terms or at all.

  The Notes will be the obligations of the Company and not obligations of any of the Banks or any of our other subsidiaries, and will be structurally subordinated to the debt and other liabilities of the Banks and our other subsidiaries, which will not guarantee the Notes.

        Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary's creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to any of the Banks would be subordinate in right of payment to deposits and to other indebtedness of such banks. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings, as well as liabilities to general creditors. The Notes are not obligations of, or guaranteed by, any of the Banks or our other subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the Notes. The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that the Banks or our other subsidiaries may incur hereafter.

  Holders of the Notes will have limited rights, including limited rights of acceleration, if there is an event of default.

        Payment of principal of the Notes may be accelerated only in the case of certain bankruptcy-related events with respect to us. Thus, you have no right to accelerate the payment of principal of the Notes if we fail to pay principal or interest on the Notes or if we fail in the performance of any of our other obligations under the Notes. See "Description of the Notes—Events of Default."

  The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the indenture governing the Notes does not contain any financial covenants.

        Neither we nor any of our subsidiaries is restricted from incurring additional indebtedness or other liabilities, including additional senior or subordinated indebtedness, under the indenture governing the terms of the Notes. If we incur additional indebtedness or liabilities, our ability to pay our obligations on the Notes could be adversely affected. We expect that we will incur additional indebtedness and other liabilities from time to time. In addition, we are not restricted under the indenture governing the Notes from granting or incurring a lien on any of our assets, selling or otherwise disposing of any of our assets, paying dividends or issuing or repurchasing our securities.

        In addition, there are no financial covenants in the indenture governing the Notes. You are not protected under the indenture governing the Notes in the event of a highly leveraged transaction, reorganization, default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect you.

  Our credit ratings may not reflect all risks of an investment in the Notes.

        Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

  The Notes are not insured or guaranteed by the FDIC.

        The Notes are not savings accounts, deposits or other obligations of our bank subsidiary or any of our nonbank subsidiaries. The Notes are not insured by the FDIC or any other governmental agency or public or private insurer. The Notes are ineligible and may not be used as collateral for a loan by us or any of the Banks.

  We cannot assure you that an active trading market will develop for the Notes.

        There is currently no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to have the Notes quoted on a quotation system. Although we have been informed by the underwriter that it intends to make a market in the Notes after the offering is completed, the underwriter may cease market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

  If a trading market for the Notes develops, changes in the debt markets, among others, could adversely affect your ability to liquidate your investment in the Notes and the market price of the Notes.

        Many factors affect the trading market for, and the trading value of, the Notes. These factors include: the method of calculating the principal, premium, if any, interest or other amounts payable, if any, on the Notes; the time remaining to the maturity of the Notes; the ranking of the Notes; the redemption features of the Notes; the outstanding amount of subordinated notes with terms identical to the Notes offered hereby; the prevailing interest rates being paid by other companies similar to us; our financial condition, financial performance and future prospects; the level, direction and volatility of market interest rates generally; general economic conditions of the capital markets in the United States; and geopolitical conditions and other financial, political, regulatory, and judicial events that affect the capital markets generally. The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could adversely affect the trading market (if any) for, and the market price of, the Notes.

  Because the Notes may be redeemed at our option under certain circumstances prior to their maturity, you may be subject to reinvestment risk.

        Subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem all or a portion of the Notes on                , 2024 and on any interest payment date thereafter prior to their stated maturity date. In addition, at any time at which any Notes remain outstanding, subject to the prior approval of the Federal Reserve, to the extent that such approval is then required, we may redeem the Notes in whole but not in part upon the occurrence of (i) a "Tax Event," (ii) a "Tier 2 Capital Event" or (iii) a "1940 Act Event." In the event that we redeem the Notes, holders of the Notes will receive only the principal amount of the Notes plus any accrued and unpaid interest to, but excluding, such earlier redemption date. If any redemption occurs, holders of the Notes will not have the opportunity to continue to accrue and be paid interest to the stated maturity date. Any such redemption may have the effect of reducing the income or return that you may receive on an investment in the Notes by reducing the term of the investment. If this occurs, you may not be able to reinvest the proceeds at an interest rate comparable to the rate paid on the Notes. See "Description of the Notes—Optional Redemption and Redemption Upon Special Events" in this prospectus supplement.

        Investors should not expect us to redeem the Notes on or after the date on which they become redeemable at our option. Under Federal Reserve regulations, unless the Federal Reserve authorizes us in writing to do otherwise, we may not redeem the Notes unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that, following redemption, we will continue to hold capital commensurate with our risk.

  The amount of interest payable on the Notes will vary on and after                , 2024.

        As the interest rate of the Notes will be calculated based on LIBOR from                , 2024 to, but excluding, the maturity date or earlier redemption date and LIBOR is a floating rate, the interest rate on the Notes will vary on and after                , 2024. During this period, the Notes will bear a floating interest rate set each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR rate, plus a spread of                basis points; provided, that in the event three-month LIBOR is less than zero, then the three-month LIBOR shall be deemed to be zero. The per annum interest rate that is determined on the relevant determination date will apply to the entire quarterly interest period following such determination date even if LIBOR increases during that period.

        Floating rate notes bear additional significant risks not associated with fixed rate debt securities. These risks include fluctuation of the interest rates and the possibility that you will receive an amount of interest that is lower than expected. We have no control over a number of matters, including economic, financial, and political events, that are important in determining the existence, magnitude, and longevity of market volatility and other risks and their impact on the value of, or payments made on, the floating rate Notes.

  The level of LIBOR may affect our decision to redeem the Notes.

        We are more likely to redeem the Notes on or after                , 2024 if the interest rate on them is higher than that which would be payable on one or more other forms of borrowing. If we redeem the Notes prior to their maturity date, holders may not be able to invest in other securities that yield as much interest as the Notes. The publishers of the LIBOR are not in any way involved in this offering and have no obligations relating to the Notes or the holders of the Notes.

  Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the value of the Notes.

        Beginning in 2008, concerns have been expressed that some of the member banks surveyed by the British Bankers' Association (the "BBA") in connection with the calculation of LIBOR rates may have been under-reporting or otherwise manipulating the interbank lending rates applicable to them. Regulators and law enforcement agencies from a number of governments have conducted investigations relating to the calculation of LIBOR across a range of maturities and currencies, and certain financial institutions that are member banks surveyed by the BBA in setting daily LIBOR have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission or the U.K. Financial Conduct Authority in order to resolve the investigations. If manipulation of LIBOR or another inter-bank lending rate occurred, it may have resulted in that rate being artificially lower (or higher) than it otherwise would have been. Responsibility for the calculation of LIBOR was transferred to ICE Benchmark Administration Limited, as independent LIBOR administrator, effective February 1, 2014.

        On July 27, 2017, the U.K. Financial Conduct Authority announced that it will no longer persuade or compel banks to submit rates for the calculation of LIBOR rates after 2021 (the "July 27th Announcement"). The July 27th Announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Consequently, at this time, it is not possible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. Similarly, it is not possible to predict whether LIBOR will continue to be viewed as an acceptable benchmark for securities such as the Notes, what rate or rates may become accepted alternatives to LIBOR or the effect of any such changes in views or alternatives on the value of LIBOR-linked securities, such as the Notes. Any of the above developments or changes or any other consequential changes to LIBOR, or any alternative rate or benchmark as a result of any international, national, or other proposals for reform or other initiatives or investigations, or any further uncertainty in relation to the timing and manner of implementation of such changes, could have a material adverse effect on the value of the Notes.

  If LIBOR is discontinued, the interest rate during the floating rate period will be calculated using a substitute reference rate to be determined by the calculation.

        While the initial interest rate on the Notes is fixed, the notes will bear interest each quarterly interest period at a per annum rate equal to the then-current three-month LIBOR rate, plus a spread of                basis points, for each interest period beginning                , 2024. As described under "Description of the Notes—Interest Rate and Interest Payment Dates—Floating Rate Period," if the Calculation Agent

determines that three-month LIBOR has been discontinued, then we may determine and provide to the Calculation Agent in writing whether to calculate the relevant interest rate using a substitute or successor base rate that we have determined in our sole discretion is most comparable to three-month LIBOR or is an industry-accepted substitute or successor base rate, and the Calculation Agent will use that substitute or successor base rate as directed by us in writing. If a substitute or successor base rate has been determined in accordance with the foregoing, we in our sole discretion may determine what business day convention to use, the definition of business day, the determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. Any of the foregoing determinations or actions by us could result in adverse consequences to the applicable interest rate on the Notes during a floating rate interest period, which could have a material adverse effect on the return on, value of, and market for the Notes. We have appointed Wilmington Trust, National Association as the Calculation Agent for purposes of determining three-month LIBOR for each floating rate interest period.

Risks Relating to Our Business

        For risks associated with our business and industry, see the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated in this prospectus supplement by reference, as the same may be updated from time to time prior to the completion of this offering by our future filings under the Exchange Act.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering, after deducting underwriting discounts and estimated expenses, will be approximately $        . We intend to use the net proceeds from this offering to repay our Senior Indebtedness with First National Bank of Omaha in the aggregate principal amount of approximately $34.2 million and for general corporate purposes, which may include providing capital to support the organic growth of the Banks or funding the opportunistic acquisition of similar or complementary financial service organizations, repaying indebtedness, financing investments and capital expenditures, repurchasing shares of our common stock and for investments in the Banks as regulatory capital. Although our management actively evaluates acquisition opportunities, we do not have any definitive plans relating to material acquisitions at this time.

        Our management will have broad discretion in the use of the net proceeds from the sale of the Notes. Pending the use of the net proceeds of this offering as described above, we may invest such proceeds in highly liquid, short-term securities or in deposit accounts at the Banks.

        Our Senior Indebtedness with First National Bank of Omaha consists of two senior term notes and a revolving credit facility. Each term note currently bears interest at a rate of 5.35% and the revolving line of credit bears interest at a rate of 4.85%. The term notes are scheduled to mature on August 30, 2021 and September 27, 2021. The revolving credit facility is scheduled to mature on June 30, 2019.

CAPITALIZATION

        The following table sets forth our capitalization, including regulatory capital ratios, on a consolidated basis, as of September 30, 2018:

  •
  on an actual basis,

  •
  on an adjusted basis to give effect to the sale of the Notes offered hereby, for total net proceeds of approximately $             million after deducting the underwriting discount and estimated expenses, and after the application of the net proceeds to the repayment of our Senior Indebtedness.

        This information should be read together with the financial and other data in this prospectus supplement as well as the unaudited consolidated financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Conditions and Results of Operations" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which is incorporated by reference into this prospectus supplement.

	As of September 30, 2018
	Actual	As Adjusted
Cash and due from Banks	$73,406,657	$

BORROWINGS:
Bank-level borrowings
Short term repurchase agreements and federal funds purchased	12,929,499		12,929,499
Federal Home Loan Bank advances	359,128,925		359,128,925
Subordinated debentures (Springfield First Community Bank)	4,762,926		4,762,926
Structured repurchase agreements	35,000,000		35,000,000
Company-level borrowings
Senior revolving line of credit	9,000,000		—
Senior term notes	25,187,500		—
Notes offered hereby	—
Junior subordinated debentures	37,626,070		37,626,070

Total borrowings	$483,634,920	$

STOCKHOLDERS' EQUITY:
Common stock, $1.00 par value per share; shares authorized 20,000,000; 15,673,760 shares issued and outstanding at September 30, 2018	$15,673,760		$15,673,760
Additional paid-in capital	269,373,303		269,373,303
Retained earnings	179,826,524		179,826,524
Accumulated other comprehensive loss	(7,486,198)		(7,486,198)

Total stockholders' equity	$457,387,389		$457,387,389

Total capitalization	$941,022,309	$

REGULATORY CAPITAL RATIOS:
Common Equity Tier 1 Capital ratio	8.92%			%
Tier 1 Capital ratio	9.83%			%
Total Capital ratio	10.87%			%
Tier 1 Leverage Capital ratio	8.87%			%
OTHER CAPITAL RATIOS:
Tangible common equity/total tangible assets	7.82%			%

DESCRIPTION OF THE NOTES

        We will issue the Notes under the indenture, to be dated on or about                    , 2019 between the Company, as the issuer, and Wilmington Trust, National Association as the trustee, as amended and supplemented by a first supplemental indenture, to be dated on or about                    , 2019. We refer to this indenture, as it may be amended or supplemented from time to time, as the "indenture," and we refer to Wilmington Trust, National Association in its capacity as the trustee for the Notes under the indenture, as the "trustee." You may request a copy of the indenture from us as described under "Where You Can Find More Information" in this prospectus supplement. The following summary of certain provisions of the Notes and the summary of certain provisions of the indenture in this prospectus supplement and the accompanying prospectus do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the Notes and the indenture, including the definitions of certain terms used in the Notes and the indenture. We urge you to read each of these documents because they, and not this description or the description set forth in "Description of Debt Securities" in the accompanying prospectus, define your rights as a holder of the Notes. To the extent that information in this prospectus supplement relating to the indenture or the Notes is inconsistent with any related information contained in the accompanying prospectus, the information in this prospectus supplement shall control with respect to the Notes.

General

        The Notes will be our unsecured and subordinated obligations and will mature on                    , 2029 (the "stated maturity date"), unless redeemed prior to such date in accordance with the provisions set forth under "—Optional Redemption and Redemption Upon Special Events." Unless previously purchased and cancelled or redeemed prior to the stated maturity date, we will repay the Notes at a price equal to 100% of the outstanding principal amount of the Notes, plus any accrued and unpaid interest, to, but excluding, the stated maturity date. We will pay principal of, and interest on, the Notes in U.S. dollars. The Notes will rank equally among themselves and junior in right of payment to our existing and future Senior Indebtedness, as described below in "—Subordination of the Notes," and will be effectively subordinated to all existing and future indebtedness, deposits and other liabilities and preferred equity of the Banks and our other current and future subsidiaries, including, without limitation, the Banks' liabilities to their depositors, liabilities to general creditors and liabilities arising during the ordinary course or otherwise. No sinking fund will exist for the Notes, and no sinking fund payments will be made with respect to the Notes. The Notes will not be convertible into or exchangeable for any other securities or property. The Notes will be subject to defeasance but will not be subject to covenant defeasance.

        Except as described below under "—Clearance and Settlement," the Notes will be issued only in book-entry form and will be represented by a global note registered in the name of Cede & Co., as the nominee of The Depository Trust Company ("DTC"). See "—Clearance and Settlement" below.

        The Notes will be issued and may be transferred only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a part of a series of securities newly established under the indenture and will be initially issued in the aggregate principal amount of $            . We may, from time to time, without notice to, or the consent of, the holders of the Notes, issue additional debt securities ranking equally with the Notes and with identical terms to the Notes in all respects (except for issue date, the offering price, the interest commencement date and the first interest payment date) in order that such additional debt securities may be consolidated and form a single series with the Notes.

        No recourse will be available for the payment of principal of, or interest on, any Note, for any claim based thereon, or otherwise in respect thereof, against any incorporator, director, officer, employee or shareholder, as such, past, present or future, of ours or of any successor entity.

        Neither the indenture nor the Notes contain any covenants: (1) prohibiting or otherwise restricting the incurrence of indebtedness or other obligations by us or by any of our subsidiaries, including the Banks, or the issuance of preferred equity by any of our subsidiaries; (2) requiring us or any of our subsidiaries to achieve or maintain any minimum financial results relating to our or its financial condition, liquidity or results of operations or meet or exceed certain financial ratios as a general matter or to incur additional indebtedness or maintain any reserves; or (3) prohibiting or otherwise restricting us or any of our subsidiaries from granting liens on our or its assets to secure our or its indebtedness or other obligations that are senior or effectively senior in right of payment to the Notes, repurchasing our stock or other securities, including any of the Notes, or paying dividends to our or its shareholders or other equity owners. Accordingly, neither the indenture nor the Notes contain any provisions that would provide protection to the holders of the Notes against a sudden and dramatic decline in our credit quality resulting from a merger, takeover, recapitalization or similar restructuring, any highly leveraged or similar transaction or any other event involving us or any of our subsidiaries that may adversely affect our credit quality. See "Risk Factors—The Notes do not restrict our ability to incur additional debt, to repurchase our securities or to take other actions that could negatively impact holders of the Notes, and the indenture governing the Notes does not contain any financial covenants."

        The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

        The Notes are not savings accounts or deposits in the Company or the Banks and are not insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The Notes are solely obligations of the Company and are neither obligations of, nor guaranteed by, the Banks or any of our other subsidiaries or affiliates.

Interest Rate and Interest Payment Dates

Fixed Rate Period

        From, and including, the date of initial issuance of the Notes to, but excluding,                     , 2024, unless redeemed prior to such date as contemplated below under "—Optional Redemption and Redemption Upon Special Events," the Notes will bear interest at the annual rate of        %, and we will pay interest on the Notes semi-annually in arrears on each                    and                    , commencing on                    , 2019. We refer to each such date as a "fixed rate interest payment date," and we refer to the period from, and including, the issue date of the Notes to, but excluding, the first fixed rate interest payment date and each successive period from, and including, a fixed rate interest payment date to, but excluding, the next fixed rate interest payment date as a "fixed rate period." If any fixed rate interest payment date is not a business day (as defined below), we will make the relevant payment on the next business day, and no interest will accrue as a result of any such delay in payment. The interest payable on any fixed rate interest payment date will be paid to each holder in whose name a Note is registered at the close of business on the                and                (whether or not a business day) immediately preceding such fixed rate interest payment date.

        Interest payable on the Notes for any fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months.

Floating Rate Period

        From, and including,                    , 2024 to, but excluding, the stated maturity date, unless redeemed subsequent to                    , 2024 but prior to the stated maturity date as contemplated below under "—Optional Redemption and Redemption Upon Special Events," the Notes will bear interest at an annual

rate equal to Three-month LIBOR, reset quarterly, plus                    basis points (        %), and we will pay interest on the Notes quarterly in arrears on each                ,                 ,                 and                beginning on                    , 2024. We refer to each such date as a "floating rate interest payment date," and together with the fixed rate interest payment dates, collectively the "interest payment dates," and we refer to the period from, and including,                    , 2024 to, but excluding, the first floating rate interest payment date and each successive period from, and including, a floating rate interest payment date to, but excluding, the next floating rate interest payment date as a "floating rate period," and together with the fixed rate periods, collectively, the "interest rate periods." The interest payable on any floating rate interest payment date will be paid to the holder in whose name a Note is registered at the close of business on the                    ,                     ,                     and                (whether or not a business day) immediately preceding such floating rate interest payment date. If a floating rate payment date falls on a day that is not a business day, then such floating rate payment date will be postponed to the next succeeding business day unless such day falls in the next succeeding calendar month, in which case such floating rate payment date will be accelerated to the immediately preceding business day, and, in each such case, the amounts payable on such business day will include interest accrued to, but excluding, such business day.

        Interest payable on the Notes for a floating rate period will be computed on the basis of a 360-day year of the actual number of days in such floating rate period. All percentages used in or resulting from any calculation of Three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%.

        The term "business day" means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to be closed; provided, however, that in the case of any floating rate interest payment date, such day is also a London banking day. "London banking day" means any date on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

        "Three-month LIBOR" means, as determined by the calculation agent on the second London banking day immediately preceding the commencement of the applicable floating rate period (the "determination date") and provided to the trustee in writing (if the trustee is not the calculation agent), the offered rate for deposits in U.S. dollars having a maturity of three months that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such determination date. If the Calculation Agent determines on the relevant interest determination date that Three-month LIBOR is not published on the Designated LIBOR page, then the Calculation Agent will request the principal London office of each of four major reference banks in the London interbank market, selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank's offered quotation to prime banks in the London interbank market for deposits in U.S. dollars with a term of three months as of 11:00 a.m., London time, on such determination date and in a principal amount equal to an amount for a single transaction in U.S. dollars in the relevant market at the relevant time as determined by the Company and provided to the Calculation Agent (a "Representative Amount"). If at least two such quotations are so provided, three-month LIBOR for the interest period related to such determination date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, the Calculation Agent will request each of three major banks in the City of New York selected by the Company for this purpose and whose names and contact information will be provided by the Company to the Calculation Agent, to provide such bank's rate for loans in U.S. dollars to leading European banks with a term of three months as of approximately 11:00 a.m., New York City time, on such determination date and in a Representative Amount. If at least two such rates are so provided, three-month LIBOR for the interest period related to such determination date will be the arithmetic mean of such quotations. If fewer than two such rates are so provided, then three-month LIBOR for the interest period related to such determination date will be set to equal the three-month LIBOR for the immediately preceding interest period or, in the case of the interest period commencing on the first floating rate interest payment date,

            %, resulting in a coupon rate of            %. All percentages used in or resulting from any calculation of three-month LIBOR will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.000005% rounded up to 0.00001%. Notwithstanding the foregoing, in the event that three-month LIBOR as determined in accordance with this definition is less than zero, three-month LIBOR for such interest period shall be deemed to be zero.

        In addition, if the Calculation Agent determines that Three-month LIBOR is not published on the Designated LIBOR Page, then the Company may determine and provide to the Calculation Agent in writing whether to calculate the relevant interest rate using a substitute or successor base rate that the Company has determined in its sole discretion is most comparable to three-month LIBOR or is an industry-accepted substitute or successor base rate, and the Calculation Agent will use that substitute or successor base rate as directed by the Company in writing. If a substitute or successor base rate has been determined in accordance with the foregoing, the Company in its sole discretion may determine what business day convention to use, the definition of business day, the determination date to be used and any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor needed to make such substitute or successor base rate comparable to the LIBOR base rate, in a manner that is consistent with industry-accepted practices for such substitute or successor base rate. "Calculation Agent" means Wilmington Trust, National Association, or any other successor appointed by us, acting as calculation agent. The Company may appoint itself, or any of its affiliates, as the Calculation Agent.

        "Designated LIBOR Page," means the display on Bloomberg Page BBAM1 (or any successor or substitute page of such service, or any successor to such service selected by the Company), for the purpose of displaying the London interbank rates of U.S. dollars.

Subordination of the Notes

        Our obligation to make any payment on account of the principal of, or interest on, the Notes will be subordinate and junior in right of payment to the prior payment in full of all of our Senior Indebtedness. As of September 30, 2018, we had approximately $34.2 million in Senior Indebtedness outstanding at the holding company level.

        The term "Senior Indebtedness" means (a) any of the Company's indebtedness (including the principal of and premium, if any, and unpaid interest on such indebtedness) for borrowed or purchased money including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by bonds, debentures, notes or other written instruments, including any obligations of the Company to general creditors, depositors or trade creditors; (b) the Company's obligations under letters of credit, bank guarantees or bankers' acceptances; (c) any of the Company's indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; (d) any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), or other similar contingent obligations in respect of obligations of others of a type described in clauses (a), (b), and (c), whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States; (e) all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet; (f) all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor; (g) all direct or indirect guarantees or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in clauses (a) through (f) above; and (h) any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (a) through (g) above, other than obligations ranking on a parity with the Notes or ranking junior to the Notes. Notwithstanding the foregoing, if the Federal Reserve (or other competent regulatory agency or authority) promulgates any rule or issues any interpretation that defines general creditor(s), the main purpose of which is to establish a criteria for determining whether the subordinated debt of a bank holding company is to be included in its capital, then the term "general creditors" as used herein the definition of Senior Indebtedness will have the meaning as described in that rule or interpretation.

        The term "Senior Indebtedness" does not include (a) any indebtedness of the Company which when incurred, and without respect to any election under Section 1111(b) of the U.S. Bankruptcy Code, was without recourse to the Company, (b) any indebtedness of the Company to any of its subsidiaries, (c) indebtedness to any employee of the Company, (d) any liability for taxes, (e) any indebtedness of the Company which is expressly subordinate in right of payment to any other indebtedness of the Company, and (f) renewals, extensions, modifications and refundings of any such indebtedness.

        Upon any insolvency, bankruptcy, liquidation, dissolution, winding up or similar proceeding or any assignment for the benefit of creditors or any other marshalling of our assets or liabilities, the payment of the principal of and interest on the Notes will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of Senior Indebtedness of all Senior Indebtedness. In the event of any acceleration of the Notes because of an insolvency event of default specified below in clauses (5) or (6) under "—Events of Default; Limitation on Suits," the holders of any Senior Indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all Senior Indebtedness obligations before the holders of the Notes are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an event of default.

        We may not make any payment on the Notes, including any redemption of the Notes, if:

  •
  any default in the payment of principal, premium, if any, or interest on any Senior Indebtedness beyond any applicable grace period with respect thereto occurs, and is continuing,

  •
  a default on Senior Indebtedness occurs and is continuing that permits holders of such Senior Indebtedness (or a trustee on their behalf) to accelerate its maturity, or

  •
  a default under any Senior Indebtedness is the subject of judicial proceedings or the Trustee or paying agent receives a notice of the default from a person who may give it pursuant to the indenture.

        We may resume payments on the Notes and may acquire them when:

  •
  the default is cured or waived, or

  •
  otherwise permitted by the indenture.

        In the event of our bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

        Subject to the terms of the indenture, if the trustee or any holder of any of the Notes receives any payment or distribution of our assets in contravention of the subordination provisions applicable to the Notes before all Senior Indebtedness is paid in full in cash, property or securities, including by way of set-off or any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of the Notes, then such payment or distribution will be held in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of Senior Indebtedness of all unpaid Senior Indebtedness.

        We are obligated to pay compensation to the trustee as shall be agreed in writing between us and the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the Notes. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

        As discussed above, neither the Notes nor the indenture contains any limitation on the amount of Senior Indebtedness or other obligations ranking senior to or equally with the indebtedness evidenced by the Notes that we, the Banks or any of our other subsidiaries may incur or any preferred equity that we, the Banks or our other subsidiaries may issue. Indebtedness and other liabilities and any preferred equity of the Banks or our other subsidiaries do not fall within the definition of Senior Indebtedness, but the Notes will be effectively subordinated to all of the existing and future indebtedness and other liabilities, including deposit liabilities, of our subsidiaries, including the Banks, and to preferred equity holders of any such subsidiary. As of September 30, 2018, the Banks and our other subsidiaries had outstanding indebtedness, total deposits and other liabilities of approximately $4.2 billion, excluding intercompany liabilities, all of which ranks structurally senior to the Notes. As of September 30, 2018, the Company, at the holding company level, had approximately $34.2 million of senior indebtedness ranking senior to the Notes and $37.6 million of junior subordinated debentures ranking junior to the Notes. The Company intends to repay the $34.2 million of outstanding Senior Indebtedness with the net proceeds of this offering.

Defeasance

        So long as no event of default has occurred and is continuing, we may elect to discharge certain of our obligations under the indenture with respect to the Notes on the terms and subject to the conditions precedent contained in the indenture (referred to in this section as a "Defeasance") by:

  •
  irrevocably depositing with the trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, money or U.S. government obligations (generally, securities that are obligations of or guaranteed by the United States of America), or a combination of money and U.S. government obligations, in each case sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of and interest on the Notes on the date on which the principal becomes due and payable in accordance with the terms of the Notes or the indenture, whether at the stated maturity date, or by declaration of acceleration, call for redemption, or otherwise; and

  •
  satisfying certain other conditions precedent specified in the indenture, including, among other things, the delivery of an opinion of counsel that the holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the Defeasance had not occurred.

        A Defeasance will not relieve us of our obligation to pay when due the principal of and interest on the Notes if the Notes are not paid from the money or U.S. government obligations held in trust by the trustee for payment thereof.

Optional Redemption and Redemption Upon Special Events

        We may, at our option, beginning with the interest payment date of                    , 2024 and on any interest payment date thereafter, redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the date of redemption, subject to prior approval of the Federal Reserve, to the extent that such approval is required. The selection of Notes to be redeemed in any partial redemption will be made by lot or in accordance with DTC's applicable procedures. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state it is a partial redemption and the portion of the principal amount thereof to be redeemed. A replacement Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. The Notes are not subject to redemption or prepayment at the option of the holders of the Notes.

        In addition, we may, at our option and subject to prior approval of the Federal Reserve, to the extent that such approval is required, redeem the Notes, in whole but not in part, prior to the stated maturity date, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of redemption, in the event of:

          (1)   a "Tax Event," which is defined to mean the receipt by the Company of an opinion of independent tax counsel to the effect that, as a result of (a) an amendment to or change (including any announced prospective amendment or change) in any law or treaty, or any regulation thereunder, of the United States or any of its political subdivisions or taxing authorities, (b) a judicial decision, administrative action, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation, (c) an amendment to or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, or (d) a threatened challenge asserted in writing in connection with an audit of the Company's federal income tax returns or positions or a similar audit of any of the Company's subsidiaries or a publicly known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, in each case, occurring or becoming publicly known on or after the original issue date of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes;

          (2)   a "Tier 2 Capital Event," which is defined to mean the receipt by the Company of an opinion of independent bank regulatory counsel to the effect that, as a result of (a) any amendment to, or change (including any announced prospective amendment or change) in, the laws or any regulations thereunder of the United States or any rules, guidelines or policies of an applicable regulatory authority for the Company, or (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the original issue date of the Notes, the Notes do not constitute, or within 90 days of the date of such opinion will not constitute, Tier 2 capital (or its then equivalent if the Company were subject to such capital requirement) for purposes of capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), as then in effect and applicable to the Company; or

          (3)   a "1940 Act Event," which is defined to mean our becoming required to register as an investment company pursuant to the Investment Company Act of 1940, as amended.

        Our election to redeem any Notes upon the occurrence of any of the enumerated events above will be provided to the trustee in the form of an officer's certificate at least 60 days prior to the redemption date, or such shorter notice as may be acceptable to the trustee. In case of any such election, notice of redemption must be provided to the holders of the Notes not less than 30 days nor more than 60 days prior to the redemption date. Any such redemption may be subject to the satisfaction of conditions precedent as may be set forth in the applicable notice of redemption. If any such conditions precedent have not been satisfied, the Company shall provide written notice to the trustee and each holder of the Notes prior to the close of business of the business day prior to the redemption date in the same manner in which the notice of redemption was given. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed as provided in such notice. In no event shall the Trustee be responsible to satisfy any such condition precedent, including making a deposit of money required to effectuate the redemption.

        Notwithstanding the foregoing, interest payable on any interest payment date on or before any redemption of the Notes will be paid to each holder in whose name a Note is registered as described above in "—Interest Rate and Interest Payment Dates."

The Notes Intended to Qualify as Tier 2 Capital

        The Notes are intended to qualify as Tier 2 capital under the capital rules established by the Federal Reserve for bank holding companies that became effective January 1, 2014 and the guidelines of the Federal Reserve for bank holding companies under the Basel III framework that became effective on January 1, 2015. The rules set forth specific criteria for instruments to qualify as Tier 2 capital. Among other things, the Notes must:

  •
  be unsecured;

  •
  have a minimum original maturity of at least five years;

  •
  be subordinated to depositors and general creditors, which, in our case, will be to the holders of our Senior Indebtedness, if any;

  •
  not contain provisions permitting the holders of the Notes to accelerate payment of principal prior to maturity except in the event of dissolution, winding-up, liquidation or reorganization or similar proceeding of the Company or any of the Banks;

  •
  not contain provisions permitting the Company to redeem or repurchase the Notes prior to the date that is five years after issuance, except upon the occurrence of certain special events, but in each case, only with the prior approval of the Federal Reserve; and

  •
  unless the Federal Reserve authorizes us to do otherwise in writing, not be redeemed unless they are replaced with other Tier 2 capital instruments or unless we can demonstrate to the satisfaction of the Federal Reserve that following redemption, we will continue to hold capital commensurate with our risk.

Consolidation, Merger and Sale of Assets

        We may not consolidate with or merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

  •
  we are the surviving corporation or the successor person (if other than the Company) is a corporation organized and validly existing under the laws of the U.S. or any state or the District of Columbia and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form satisfactory to the trustee our obligations on the Notes and under the indenture;

  •
  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

  •
  we have complied with our obligations to deliver certain documentation to the trustee.

Events of Default; Limitation on Suits

        Under the indenture, an event of default will occur with respect to the Notes upon the occurrence of any of the following:

          (1)   default in the payment of any interest on the Notes when it becomes due and payable, and continuance of such default for a period of 30 days;

          (2)   default in the payment of the principal of or premium, if any, on the Notes as and when the same shall become due, either at its maturity, upon redemption, by declaration or otherwise;

          (3)   default in the payment of any sinking or purchase fund or analogous obligation when the same becomes due, and continuance of such default for a period of 30 days;

          (4)   default in the performance, or breach, of any covenant or warranty of the Company in the indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the indenture specifically dealt with or which has expressly been included in the indenture solely for the benefit of series of securities other than such series), and continuance of such default or breach for a period of 60 days after there has been given to the Company by the trustee or to the Company and the trustee by the holders of at least 25% in principal amount of the outstanding securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default";

          (5)   the entry of an order for relief against the Company under the U.S. Bankruptcy Code by a court having jurisdiction in the premises or a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent under any other applicable federal or state law, or the entry of a decree or order approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under the U.S. Bankruptcy Code or any other applicable federal or state law, or appointing a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days; or

          (6)   the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the U.S. Bankruptcy Code or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

        The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        Neither the trustee nor the holders of the Notes will have the right to accelerate the maturity of the Notes unless there is an event of default under clause (5) or (6) above (an "insolvency event of default"), and in the case of clauses (5) and (6) the acceleration is automatic. Nevertheless, during the continuation of any other event of default under the Notes, the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes to regularly scheduled payments under the Notes, as well as the performance of any covenant or agreement in the indenture. Any such rights to receive payment of such amounts under the Notes remain subject to the subordination provisions of the Notes as discussed above under "—Subordination of the Notes." In the case of an insolvency event of default, the principal of and accrued and unpaid interest, if any, on the Notes will become and be immediately due and payable. Any payment by us on the Notes following any such acceleration will be subject to the subordination provisions described above under "—Subordination of the Notes."

        Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the Notes. Notwithstanding the foregoing, the indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of outstanding Notes, unless the trustee receives security and indemnity satisfactory to it against any costs, liabilities or expenses which might be incurred by it in compliance with such request, order or direction.

Modification and Waiver

        We and the trustee may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding Notes. We may not make any modification or amendment without the consent of the holder of each Note affected thereby that amendment will:

          (1)   change the scheduled maturity date or the stated payment date of any payment of premium or interest payable on the Notes, or reduce the principal amount thereof, or any amount of interest or premium payable thereon;

          (2)   change the method of computing the amount of principal of the Notes or any interest payable thereon on any date, or change any place of payment where, or the coin or currency in which, the Notes or any payment of premium or interest thereon is payable;

          (3)   impair the right to institute suit for the enforcement of any payment described in clauses (1) or (2) on or after the same shall become due and payable, whether at maturity or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

          (4)   change or waive the redemption or repayment provisions of the Notes;

          (5)   reduce the percentage in principal amount of the outstanding securities of the Notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver of compliance with certain provisions of the indenture or certain defaults hereunder and their consequences provided for in the indenture;

          (6)   subject to certain exceptions, modify any of the provisions of certain sections of the indenture, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected thereby;

          (7)   adversely affect the ranking or priority of the Notes;

          (8)   release any guarantor or co-obligor from any of its obligations under its guarantee of the securities or the indenture, except in compliance with the terms of the indenture; or

          (9)   waive any event of default or event which, after notice of lapse of time, or both, would become an event of default, in respect of the payment of the principal of or interest on the Notes.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the Notes may on behalf of the holders of all Notes waive our compliance with provisions of the indenture or the Notes. The holders of a majority in principal amount of the Notes may on behalf of the holders of all the Notes waive any past default under the indenture with respect to the Notes and its consequences, except a default in the payment of the principal of or any interest on any Note or in the payment of any sinking or purchase fund or analogous obligation with respect to the Notes, or in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of the Note affected.

        In addition, we and the trustee may modify and amend the indenture without the consent of any holders of the Notes:

          (1)   to evidence the succession of another corporation to the Company, or successive successions, and the assumption by any such successor of the covenants, agreements and obligations of the Company in the indenture and in the securities;

          (2)   to add to the covenants of the Company such further covenants, restrictions or conditions for the protection of the holders of the Notes as the Company and the trustee shall consider to be for the protection of the holders of the Notes or to surrender any right or power herein conferred upon the Company;

          (3)   to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the indenture that do not adversely affect the interests of the holders of securities of the Notes in any material respect as determined by us and evidenced by an officer's certificate delivered to the trustee;

          (4)   to add to the indenture such provisions as may be expressly permitted by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the indenture is executed or any corresponding provision in any similar federal statute hereafter enacted;

          (5)   to add guarantors or co-obligors with respect to the Notes;

          (6)   to secure the Notes;

          (7)   to add to the rights of the holders of the Notes;

          (8)   to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the indenture with respect to the Notes and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

          (9)   to add any additional events of default in respect of the Notes;

          (10) to comply with the requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

          (11) to make any change in the Notes that does not adversely affect in any material respect the interests of the holders of such securities as determined by us and evidenced by an officer's certificate delivered to the trustee; or

          (12) to delete, modify or add provisions of the indenture, provided that such deletion, modification or addition does not apply to any outstanding Notes issued prior to such deletion, modification or addition.

Clearance and Settlement

        DTC will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. A fully registered global note, representing the total aggregate principal amount of the Notes issued and sold, will be executed and deposited with DTC.

        DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange and the Financial Industry Regulatory Authority.

        Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of securities under the DTC system must be made by or through direct or indirect participants in DTC, who will receive a credit for the securities on DTC's records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments made with respect to the Notes, as such payments will be forwarded by the paying agent for the Notes to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the Notes entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership of those securities. DTC does not have, and is not anticipated to have, any knowledge of the actual beneficial owners of the Notes, as DTC's records reflect only the identity of the direct participants to whose accounts the Notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the Company or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificated Notes to be exchanged for beneficial interests in the global Notes will be authenticated and delivered to or at the direction of DTC.

        All payments of principal of, and interest on, the Notes represented by the global note and all transfers and deliveries of such global note will be made to DTC or its nominee, as the case may be, as the registered holder of the global note. DTC's practice is to credit its direct participants' accounts upon DTC's receipt of funds and corresponding detail information from the Company or its agent, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners of the Notes will be governed by standing instructions and customary practices of those participants, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of that participant and not of DTC, the depositary, the Company, the trustee or any of their respective agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments of principal of, or interest on, the Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) will be the responsibility of the Company or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners of the Notes will be the responsibility of direct and indirect participants.

        Ownership of beneficial interests in the global note will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee or through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the Notes in customers' securities accounts in the depositaries' name on the books of DTC. Ownership of beneficial interests in the global note will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants' interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in the global note may be subject to various policies and procedures adopted by DTC from time to time. None of the Company, the trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC's or any direct or indirect participant's records relating to, or for payments made on account of, beneficial interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any direct or indirect participant's records relating to these beneficial ownership interests.

        Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of the Notes to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Notes.

        DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the indenture only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

        The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but neither we nor the underwriter assume any responsibility for the accuracy or completeness thereof.

Notices

        Any notices required to be given to the holders of the Notes will be given in accordance with the indenture by mail or electronic means. Notwithstanding any other provision of the Indenture or any Note, where the Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Note issued in global form (whether by mail or otherwise), such notice shall be sufficiently given if given to DTC (or its designee) pursuant to the applicable procedures of DTC or its designee, including by electronic mail in accordance with accepted practices at DTC.

Regarding the Indenture Trustee

        Wilmington Trust, National Association will act as trustee for the Notes under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

        The trustee is permitted to engage in certain other transactions. Upon the occurrence of an event of default or an event which, after notice or lapse of time or both, would become an event of default under the Notes, or upon the occurrence of a default under another indenture under which Wilmington Trust, National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the Notes offered hereby. This summary is for general information only, does not provide a complete analysis of all potential tax considerations, and is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, as well as existing interpretations relating thereto, all as of the date hereof, and changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein (possibly with retroactive effect). As a result, the tax considerations when acquiring, owning or disposing of the Notes could differ from those described below. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions nor that the IRS will not assert, or a court would not sustain, a challenge to one or more of the tax consequences described below.

        Except where otherwise noted, this discussion addresses only those beneficial owners of the Notes that are purchased by an initial holder at their original issue price for cash and that are held as "capital assets" within the meaning of Section 1221 of the Code for U.S. federal income tax purposes (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes or any persons who hold the Notes for any reason other than as capital assets. In addition, this summary does not address the tax laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax laws(such as alternative minimum, estate and gift taxes) other than U.S. federal income tax law, nor does it address any consequences that may result pursuant to Treasury Regulations promulgated under Section 385 of the Code with respect to any holder that is considered related to us for purposes of such Treasury Regulations. We intend, and by acquiring any Notes each beneficial owner of a Note will agree, to treat the Notes as indebtedness for U.S. federal income tax purposes, and this discussion assumes such treatment.

        This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the Notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax laws, such as:

  •
  entities treated as partnerships or S corporations for U.S. federal income tax purposes or persons who hold the Notes through entities treated as partnerships or S corporations for U.S. federal income tax purposes,

  •
  financial institutions and banks,

  •
  insurance companies,

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  qualified insurance plans,

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  tax-exempt organizations,

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  qualified retirement plans and individual retirement accounts,

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  governmental entities,

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  brokers, dealers or traders in securities or currencies,

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  regulated investment companies,

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  real estate investment trusts or grantor trusts,

  •
  persons whose functional currency is not the U.S. dollar,

  •
  persons subject to the alternative minimum tax provisions of the Code,

  •
  persons who purchase or sell the Notes as part of a wash sale,

  •
  persons who hold the Notes as part of a "hedge," "straddle" or other risk reduction mechanism, "constructive sale," or "conversion transaction," as these terms are used in the Code,

  •
  persons that own (or are deemed to own) 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  certain U.S. expatriates,

  •
  persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement (as defined in Section 451 of the Code),

  •
  Non-U.S. Holders (as defined below) who are present in the United States for 183 days or more in a taxable year, and

  •
  controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations.

You are urged to consult your tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under other U.S. federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction.

Tax Consequences to U.S. Holders

        This section applies to you if you are a "U.S. Holder." As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States,

  •
  a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia,

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

  •
  a trust: (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust; or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If any entity treated as a partnership for U.S. federal income tax purposes is a beneficial owner of Notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partner and the partnership. Partnerships and partners in partnerships considering an investment in the Notes are urged to consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of Notes.

        Payments of Interest and Original Issue Discount on the Notes.    It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price at maturity or if the issue price is less than the stated redemption price at maturity, that the difference will be a de minimis amount (as set forth in the applicable Treasury Regulations). If, however the issue price of a Note is less than the stated redemption amount at maturity and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), then a U.S. Holder will be required to include the difference in income as original issue discount, which we refer to as "OID," as it accrues in accordance with a constant yield method. Stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the U.S. Holder's regular method of accounting for U.S. federal income tax purposes. See the discussion below under "Backup Withholding and Information Withholding" regarding certain information we may be required to provide the IRS with respect to payments to U.S. Holders and circumstances under which we may be required to withhold U.S. federal income tax on payments to U.S. Holders.

        Under applicable Treasury Regulations, a debt instrument will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the debt instrument by more than a specified de minimis amount and (b) the debt instrument provides for stated interest, paid or compounded at least annually, at current values of a single fixed rate and one or more qualified floating rates. A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated. Under the foregoing definition, the Notes are expected to be treated as variable rate debt instruments for U.S. federal income tax purposes. Under this characterization, payments treated as qualified stated interest, referred to herein as "QSI," on the Notes will generally be taxable to U.S. Holders as ordinary interest income at the time such interest payments are accrued or received, depending on the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        For U.S. federal income tax purposes, OID is the excess of the stated redemption price at maturity of a debt instrument over its issue price, if such excess equals or exceeds a specified de minimis amount (generally 1/4 of 1% of the debt instrument's stated redemption price at maturity multiplied by the weighted average maturity of such debt instrument). A debt instrument's "weighted average maturity" is the sum of the following amounts determined for each payment on the debt instrument (other than a payment of QSI): (i) the number of complete years from the issue date until the payment is made multiplied by (ii) a fraction, the numerator of which is the amount of the payment and the denominator of which is the debt instrument's stated redemption price at maturity. The issue price of an issue of debt instruments equals the first price at which a substantial amount of the debt instruments has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a debt instrument is the sum of all payments provided by the debt instrument other than payments of QSI. The term QSI generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate. A U.S. Holder (regardless of its method of tax accounting) will be required to include OID in ordinary income as it accrues in accordance with a constant yield method based on a compounding of interest.

        Under applicable Treasury Regulations, in order to determine the amount of QSI and OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is a hypothetical instrument that has terms that are identical to those of the Notes, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the actual rates on the Notes. The equivalent fixed rate debt instrument is constructed in the following fashion: (i) first, the initial fixed rate is replaced with a qualified floating rate such that the fair market value of the Notes as of the Notes' issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the replacement qualified floating rate rather than the fixed rate, and (ii) second, each floating rate (including the floating rate determined under (i) above) is converted into a fixed rate substitute (which, in each case, will generally be the value of each floating rate as of the issue date of the Notes).

        Once the equivalent fixed rate debt instrument has been constructed pursuant to the foregoing rules, the amount of OID and QSI, if any, are determined for the equivalent fixed rate debt instrument by applying the general OID rules to the equivalent fixed rate debt instrument and a U.S. Holder of the Notes will account for such OID and QSI as if the U.S. Holder held the equivalent fixed rate debt instrument. For each accrual period, appropriate adjustments will be made to the amount of QSI or OID assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Notes during the accrual period.

        The Treasury Regulations provide special rules for determining the yield and maturity of a debt instrument such as the Notes that provide an issuer with the option to call the instrument at specified times. The Treasury Regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument for purposes of determining whether a debt instrument is issued with OID. Under the terms of the Notes, if the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is greater than the fixed rate substitute of the floating rate (as determined in the manner described above), the Notes will be presumed not to be called and OID with respect to the Notes will be calculated as described above. If however, the initial fixed rate substitute on the equivalent fixed rate debt instrument (as determined in the manner described above) is less than the fixed rate substitute of the floating rate (as determined in the manner described above), the yield on the Notes would be minimized if the Notes were called immediately before the change in the interest rate on                        , 2024 and therefore the Notes would be treated as maturing on such date for OID purposes. This assumption is made solely for purposes of determining whether the Notes are issued with OID for U.S. federal income tax purposes, and is not an indication of our intention to call or not to call the Notes at any time. If, contrary to this presumption, the Notes are not called prior to the change in the interest rate on                        , 2024, then, solely for OID purposes, the Notes will be deemed to be reissued at their adjusted issue price on                        , 2024. This deemed reissuance should not give rise to taxable gain or loss to U.S. Holders.

        Based upon current market conditions and the manner in which the interest rates on the Notes are determined, the Company expects that the equivalent fixed rate debt instrument (as determined in the manner described above) would provide for a single fixed interest rate throughout the term of the Notes. Accordingly, solely for purposes of determining QSI and OID, as of the issue date of the Notes, the Company expects that the Notes will be presumed to remain outstanding until maturity, all interest on the Notes will be treated as QSI and the Notes will not be treated as having been issued with any OID.

        Sale, Exchange, Redemption, Retirement or Other Taxable Disposition.    Upon the sale, exchange, redemption, retirement or other taxable disposition (including early redemption) of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the (i) amount of cash and the fair market value of any property received (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income to the extent the U.S. Holder has not previously included the accrued interest in income) and (ii) such U.S. Holder's adjusted tax basis in the Note. A U.S Holder's adjusted tax basis in the Note generally will equal the cost of the Note to the U.S. Holder less any principal payments received by such U.S. Holder. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder has held the Note for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including certain individuals) are generally subject to preferential tax rates. The deductibility of capital losses may be subject to limitations. U.S. Holders are urged to consult their tax advisor regarding such limitations.

        Backup Withholding and Information Reporting.    Information returns generally will be filed with the IRS in connection with interest payments on the Notes and the proceeds from a sale or other disposition (including a retirement or redemption) of the Notes unless the U.S. Holder is an exempt recipient and, if requested, certifies as to that status. Backup withholding (currently at a rate of 24%) may be imposed on these payments unless the U.S. Holder provides the applicable withholding agent with a correct taxpayer identification number ("TIN"), certified under penalties of perjury, that the TIN is correct as well as certain other information, including that the holder has not been notified by the IRS that it is subject to backup withholding due to a prior underreporting of interest or dividends or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and the amount of any backup withholding from a payment to a U.S. Holder generally will be allowable as a credit against the U.S. Holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. Holders are urged to consult their tax advisor regarding qualification for an exemption from backup withholding and the procedures for establishing such exemption, if applicable.

        Net Investment Income Tax.    Certain U.S. Holders who are individuals, estates and certain trusts are subject to a 3.8% tax on the lesser of: (a) the U.S. Holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year (for these purposes, net investment income generally includes interest and gains from sales of Notes); and (b) the excess of the U.S. Holder's modified adjusted gross income for the relevant taxable year over a certain threshold (which, in the case of individuals, is between $125,000 and $250,000, depending on the individual's circumstances). U.S. Holder's net investment income will generally include gross income from interest on the Notes and net gain attributable to the disposition of certain property, such as the Notes, less certain deductions, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisors regarding the effect, if any, of the net investment income tax on their purchase, ownership and disposition of Notes.

Tax Consequences to Non-U.S. Holders

        You are a "Non-U.S. Holder" for purposes of this discussion if you are a beneficial owner of the Notes that is an individual, corporation, estate or trust for U.S. federal income tax purposes and, in each case, is not a U.S. Holder.

        Withholding.    Subject to the discussions below under "—Information Reporting and Backup Withholding" and "FATCA Withholding," payments of principal and interest on the Notes to any Non-U.S. Holder, and gain realized on any sale, exchange, or other disposition of the Notes by a Non-U.S. Holder will be exempt from U.S. federal income and withholding tax provided that:

  •
  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (or, if a treaty applies, are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States),

  •
  such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our voting stock, and is not a controlled foreign corporation related, directly or indirectly, to us;

  •
  such non-U.S. Holder is not a controlled foreign corporation (as defined in Section 957(a) of the Code that, for U.S. federal income tax purpose is related (within the meaning of Section 864(d)(4) of the Code) to us;

  •
  the Non-U.S. Holder is not a bank that is receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  the statement requirement set forth in Section 871(h) or Section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below.

        The statement requirement referred to in the preceding paragraph will generally be fulfilled if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E (or appropriate substitute or successor form or such other form as the IRS may prescribe) to the applicable withholding agent certifying, under penalties of perjury, that it is not a "United States person" (as defined in the Code) and provides it name and address. If the Non-U.S. Holder holds the Notes through a financial institution or other agent acting on its behalf, such holder may be required to provide the appropriate certifications to its agent. The holder's agent may then be required to provide the appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

        A Non-U.S. Holder that cannot satisfy the "portfolio interest exemption" requirements described in the preceding paragraphs generally will be subject to U.S. federal withholding tax at the rate of 30% with respect to payments of interest on the Notes, unless (i) the Non-U.S. Holder provides a properly completed IRS Form W-8BEN or Form W-8BEN-E (or any applicable successor form) and other required documentation evidencing its entitlement to an exemption from (or a reduction of) withholding under an applicable income tax treaty, or (ii) the Non-U.S. Holder provides a properly completed IRS W-8ECI stating that the payments of interest on the Notes are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, in the event that an income tax treaty is applicable, payments of interest are also attributable to a U.S. permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States, as applicable) and the Non-U.S. Holder meets the certification requirement discussed in the following section.

        Non-U.S. Holders should consult their tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable for has actual knowledge or reason to know that the statements on the form are false.

        Income or Gain Effectively Connected with a U.S. Trade or Business.    If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Notes or gain from the sale, exchange, or other disposition of the Notes is effectively connected with the conduct of such trade or business (and, if a treaty applies, such income or gain is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States, as applicable), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest or gain in the same manner as if it were a U.S. Holder. In lieu of the certification described above under the heading "—Withholding," such Non-U.S. Holder will be required to provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax, at a 30% rate (or such lower rate provided by an applicable treaty), on its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        Sale, Exchange, Redemption, Retirement or Other Taxable Disposition.    Subject to the discussions of FATCA and Information Reporting and Backup Withholding below, except with respect to accrued and unpaid interest (which is subject to the rules discussed above under "Tax Consequences to Non-U.S. Holders—Withholding"), a Non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain realized on the sale, exchange or other disposition of the notes, unless (a) that Holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met or (b) the gain is effectively connected with the conduct of a United States trade or business of the Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base maintained in the United States by the Holder). If the exception under (a) applies, the Non-U.S. Holder will be subject to tax equal to 30% on the gain realized except as provided under an applicable treaty. If the exception under (b) applies, the Non-U.S. Holder will be subject to U.S. federal income tax in the same manner as a U.S. Holder unless an applicable treaty provides otherwise, and if such holder is a corporation, it may be subject to an additional 30% branch profits tax.

        Information Reporting and Backup Withholding.    Any payments of interest on the Notes to a Non-U.S. Holder will generally be reported to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder is a resident. Backup withholding (currently at a rate of 24%) generally will not apply to "reportable payments" if a Non-U.S. Holder satisfies the statement requirement described under "—Withholding" above, or the holder otherwise establishes an exemption, provided that no applicable withholding agent has actual knowledge or reason to know that the holder is a U.S. person. The Proceeds of a disposition (including a retirement or redemption) effected outside the United States by a Non-U.S. Holder of the Notes to or through a foreign office of a broker generally will not be subject to backup withholding or related information reporting. If that broker is, however, for U.S. tax purposes, a United States person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business within the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are United States persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, such information reporting requirements will apply (but backup withholding generally will not apply) unless that broker has documentary evidence in its files of such holder's status as a Non-U.S. Holder. Backup withholding is not an additional tax; any amounts withheld under the backup withholding rules will generally be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund of any amounts withheld under the backup withholding rules that exceed such Non-U.S. Holder's income tax liability, provided the required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

FATCA Withholding

        Sections 1471 through 1474 of the Code and applicable Treasury Regulations thereunder (commonly referred to as "FATCA") impose a 30% withholding tax on interest paid with respect to the Notes and, with respect to sales or other dispositions of the Notes after December 31, 2018, the gross proceeds of the sale or other disposition of the Notes. However, proposed Treasury Regulations have been issued that, when finalized, will provide for the repeal of the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or other disposition of debt instruments occurring on or after January 1, 2019. In the preamble to the proposed regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final regulations. Potential holders are encouraged to consult with their tax advisors regarding the possible implications of this legislation on an investment in the Notes. In the case of payments made for a "foreign financial institution" (e.g., a foreign bank or broker, or certain foreign investment entities), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States, which we refer to as an "FFI Agreement," or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction, which we refer to as an "IGA," to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any "substantial" U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Note is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA. Non-U.S. Holders, and U.S. Holders holding the Notes through a non-U.S. intermediary, should consult with their own tax advisors regarding the possible application of FATCA to the Notes.

        THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATED TO THE NOTES TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATED TO THE NOTES TO YOU.

BENEFIT PLAN INVESTOR CONSIDERATIONS

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Code, impose certain requirements on:

  •
  employee benefit plans that are subject to Part 4 of Subtitle B of Title I of ERISA;

  •
  individual retirement accounts ("IRAs"), Keogh plans or other plans and arrangements subject to Section 4975 of the Code;

  •
  entities (including certain insurance company general accounts) with underlying assets that are deemed "plan assets" (as defined in U.S. Department of Labor regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the "plan asset regulations")) by reason of any such plan's or arrangement's investment therein (we refer to all of the foregoing collectively as "Plans"); and

  •
  persons who are fiduciaries with respect to Plans.

        Governmental, not for profit, church and non-U.S. plans ("Non-ERISA Arrangements") are not subject to Part 4 of Subtitle B of Title I of ERISA or Section 4975 of the Code but may be subject to laws that are substantially similar (each, a "Similar Law").

        The following discussion summarizes certain aspects of ERISA, the Code and Similar Laws that may affect the decision by a Plan or Non-ERISA Arrangement to invest in the Notes. The following discussion is general in nature and is not intended to be a complete discussion of applicable laws and regulations pertaining to an investment in the Notes by a Plan or Non-ERISA Arrangement. The following discussion is not intended to be legal advice. The following discussion is based on applicable law and regulations in effect as of the date of this prospectus supplement; we do not undertake any obligation to update this summary as a result of changes in applicable law or regulations. Fiduciaries of Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the Notes. References herein to the purchase, holding or disposition of Notes also refer to the purchase, holding or disposition of any beneficial interest in the Notes.

Fiduciary Considerations

        Before investing in the Notes, the fiduciary of a Plan should consider whether an investment will satisfy the applicable requirements set forth in Part 4 of Title I of ERISA, including whether the investment:

  •
  will satisfy the prudence and diversification standards of ERISA;

  •
  will be made solely in the interests of the participants and beneficiaries of the Plan;

  •
  is permissible under the terms of the Plan and its investment policies and other governing instruments; and

  •
  is for the exclusive purpose of providing benefits to the participants and beneficiaries of the Plan and for defraying the reasonable expenses of administering the Plan.

        The fiduciary of a Plan should consider all relevant facts and circumstances, including the limitations imposed on transferability, whether the Notes will provide sufficient liquidity in light of the foreseeable needs of the Plan, that the Notes are unsecured and subordinated, and the tax consequences of the investment. The fiduciary of a Non-ERISA Arrangement should consider whether an investment in the Notes satisfies its obligations imposed under Similar Laws and whether an investment is consistent with the terms of the governing instruments of the Non-ERISA Arrangement.

Prohibited Transactions

        Section 406 of ERISA and Section 4975 of the Code may prohibit certain transactions involving the assets of a Plan and those persons who have specified relationships with the Plan, called "parties in interest" under ERISA and "disqualified persons" under Section 4975 of the Code (collectively, "parties in interest"). Parties in interest who engage in a non-exempt prohibited transaction may be subject to excise taxes, and the transaction may be subject to rescission. Similar Law may include prohibitions applicable to Non-ERISA Arrangements that are similar to the prohibited transaction rules contained in ERISA and the Code. A fiduciary considering an investment in the Notes should consider whether the investment, including the holding or disposition of the Notes, may constitute or give rise to such a prohibited transaction for which an exemption is not available.

        With respect to Plans subject to ERISA, we believe that the Notes will be treated as indebtedness with no substantial equity features for purposes of the plan asset regulations (although we make no assurances to that effect). Although not free from doubt, our assessment is based upon the traditional debt features of the Notes. If the Notes are treated as indebtedness, rather than equity, our assets will not be treated as plan assets as a result of investment in the Notes.

        Without regard to whether the Notes may cause our assets to be treated as plan assets under the plan asset regulations, we, the underwriter and our current and future affiliates may be parties in interest with respect to many Plans, and the purchase, holding or disposition of the Notes by, on behalf of, or with the assets of, any such Plan could give rise to a prohibited transaction under ERISA or the Code. For example, a purchase of the Notes may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan, which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief is available.

        A prospective purchaser that is, or is acting on behalf of, or with the assets of, a Plan may wish to consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (a) the in-house asset manager exemption (PTCE 96-23); (b) the insurance company general account exemption (PTCE 95-60); (c) the bank collective investment fund exemption (PTCE 91-38); (d) the insurance company pooled separate account exemption (PTCE 90-1); and (e) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide limited exemptive relief for the purchase and sale of the Notes, provided that neither we nor certain of our affiliates have or exercise any discretionary authority or control over, or render any investment advice with respect to, the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less than, adequate consideration (as defined in the exemption) in connection with the transaction (the so-called "service provider exemption"). There can be no assurance, however, that any of these administrative or statutory exemptions will be available with respect to a transaction involving the Notes or with respect to any particular Plan. Purchasers should consult their own legal counsel to determine whether any purchase will constitute a prohibited transaction and whether exemptive relief is available.

        Each purchaser or holder of a Note, including each fiduciary who causes an entity to purchase or hold a Note, shall be deemed to have represented and warranted on each day such purchaser or holder holds such Note that either:

  •
  it is neither a Plan nor a Non-ERISA Arrangement, and it is not purchasing or holding the Note on behalf of, or with the assets of, any Plan or Non-ERISA Arrangement; or

  •
  its purchase, holding and subsequent disposition of the Note will not constitute or result in (a) a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law, or (b) a breach of fiduciary or other duty or applicable law.

        Each purchaser or holder of a Note will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the Note does not violate ERISA, the Code or any Similar Law. Nothing contained herein shall be construed as a representation that an investment in the Notes would meet any or all of the relevant legal requirements with respect to investments by, or that an investment in the Notes is appropriate for, Plans or Non-ERISA Arrangements, whether generally or as to any particular Plan or Non-ERISA Arrangement.

UNDERWRITING

        We have entered into an underwriting agreement, dated                    , 2019 (the "underwriting agreement") with Keefe, Bruyette & Woods, Inc. (the "underwriter"), with respect to the Notes. Subject to certain conditions, the underwriter has agreed to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Underwriter	Amount of Securities
Keefe, Bruyette & Woods, Inc.	$

        The underwriting agreement provides that the obligations of the underwriter to purchase the Notes offered hereby are subject to certain conditions precedent and that the underwriter will purchase all of the Notes if any of the Notes are purchased.

        Notes sold by the underwriter to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. The underwriter may offer the Notes to selected dealers at the public offering price set forth on the cover of this prospectus supplement less a concession not in excess of      % of the principal amount per note. After the initial offering, the underwriter may change the offering price and the other selling terms. The offering of the Notes by the underwriter is subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part.

Discounts, Commissions and Expenses

        The following table shows the per-Note and total underwriting discounts and commissions that we will pay the underwriter:

Per Note		%
Total	$

        In addition, we estimate that our total expenses for this offering, including our reimbursement of the underwriter for its out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, marketing, syndication and travel expenses, and excluding underwriting discounts and commissions, will be approximately $        .

Indemnification

        We have agreed to indemnify the underwriter, and persons who control the underwriter, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

No Public Trading Market

        There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any national securities exchange or to have the Notes quoted on an automated dealer quotation system. The underwriter has advised us that it intends to make a market in the Notes. However, the underwriter is not obligated to do so and may discontinue any market-making in the Notes at any time in its sole discretion and without prior notice. Therefore, we cannot assure you that a liquid trading market for the Notes will develop or continue, that you will be able to sell your Notes at a particular time, or that the price that you receive when you sell will be favorable.

Stabilization

        In connection with this offering of the Notes, the underwriter may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriter. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriter engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Electronic Distribution

        This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or its affiliates.

        Other than the prospectus supplement and the accompanying prospectus in electronic format, information on such websites and any information contained in any other website maintained by the underwriter or its affiliates is not part of this prospectus supplement or our registration statement of which the related prospectus forms a part, has not been approved or endorsed by us or the underwriter in its capacity as underwriter and should not be relied on by investors.

Our Relationships with the Underwriter

        The underwriter and its affiliates have engaged, or may in the future engage, in investment banking transactions and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions.

        In addition, in the ordinary course of its business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade indebtedness and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own accounts and for the accounts of its customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        The underwriter served as our financial advisor in connection with our merger with Springfield Bancshares, Inc., the holding company of Springfield First Community Bank, which closed on July 1, 2018.

Other Matters

        Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the Notes offered by this prospectus supplement in any jurisdiction in which action for that purpose is required. The Notes offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. We and the underwriter require that the persons into whose possession this prospectus supplement comes inform themselves about, and observe any restrictions relating to, the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        We expect that delivery of the Notes will be made against payment therefor on or about            , 2019, which will be the third business day following the date hereof (such settlement being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

LEGAL MATTERS

        The validity of the Notes to be offered by this prospectus supplement will be passed upon for QCR by Barack Ferrazzano Kirschbaum & Nagelberg LLP, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriter by Kirkland & Ellis LLP, Chicago, Illinois.

EXPERTS

        The consolidated financial statements of QCR Holdings, Inc. and subsidiaries as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017 and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated in this prospectus supplement by reference from the QCR Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2017, have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated by reference in this prospectus supplement and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$100,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Subscription Rights
Stock Purchase Contracts
Stock Purchase Units
Units

        QCR Holdings, Inc. ("we," "us," "our" or the "Company") may offer from time to time to sell, in one or more series, and in any combination, the securities described in this prospectus. The aggregate initial offering price of the securities that we offer will not exceed $100,000,000.00. This prospectus describes the general terms of these securities and the general manner in which we will offer them. Each time that we offer and sell securities using this prospectus, we will provide a supplement to this prospectus that contains specific information about the securities and their terms and the manner in which we will offer them for sale. The prospectus supplement also may add or update information contained in this prospectus. You should carefully read this prospectus and any supplement to this prospectus, as well as any documents we have incorporated into this prospectus by reference, before you invest in any of these securities. References herein to "prospectus supplement" are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

        We may offer and sell these securities through underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We will provide the names of any such underwriters, dealers or agents used in connection with the sale of any of these securities, as well as any fees, commissions or discounts we may pay to such underwriters, dealers or agents in connection with the sale of these securities, in the applicable prospectus supplement.

        Our common stock is listed on the NASDAQ Global Market under the symbol "QCRH". Our principal executive offices are located at 3551 Seventh Street, Moline, Illinois 61265 and our telephone number is (309) 743-7754.

        These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted.

        Investing in our securities involves risks. You should refer to the section entitled "Risk Factors" on page 1 of this prospectus, as well as the risk factors included in the applicable prospectus supplement and certain of our periodic reports and other information that we file with the Securities and Exchange Commission, and carefully consider that information before buying our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated January 31, 2017.

RISK FACTORS	1
ABOUT THIS PROSPECTUS	1
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1
QCR HOLDINGS, INC.	2
USE OF PROCEEDS	3
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	3
DESCRIPTION OF SECURITIES WE MAY OFFER	4
DESCRIPTION OF CAPITAL STOCK	4
DESCRIPTION OF DEBT SECURITIES	9
DESCRIPTION OF WARRANTS	16
DESCRIPTION OF DEPOSITARY SHARES	17
DESCRIPTION OF SUBSCRIPTION RIGHTS	19
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS	20
DESCRIPTION OF UNITS	21
PLAN OF DISTRIBUTION	21
LEGAL MATTERS	23
EXPERTS	23
WHERE YOU CAN FIND MORE INFORMATION	23
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	23

i

 RISK FACTORS

        An investment in our securities involves certain risks. Before making an investment decision, you should carefully read and consider the risk factors incorporated by reference in this prospectus, as the same may be updated from time to time by our future filings with the Securities and Exchange Commission, which we refer to as the SEC, as well as those contained in any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and documents incorporated by reference in this prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with SEC using a "shelf" registration process. Under this shelf registration process, we may sell from time to time, in one or more offerings, on a continuous or delayed basis, any combination of the securities described in this prospectus.

        This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus (including the documents incorporated by reference) and the applicable prospectus supplement together with the additional information referred to under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference in this prospectus or in any supplement to this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of its date only.

        Any of the securities described in this prospectus and in a prospectus supplement may be convertible or exchangeable into, or exercisable for, other securities that are described in this prospectus or will be described in a prospectus supplement, and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. The securities offered hereby may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, also contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC's website or at the SEC office mentioned under the heading "Where You Can Find More Information."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents we incorporate by reference in this prospectus contain, and future oral and written statements of the Company and its management may contain, forward-looking statements, within the meaning of such term in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934

(the "Exchange Act"), with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company's management and on information available to management at the time the statements are made, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "bode," "predict," "suggest," "project," "appear," "plan," "intend," "estimate," "may," "will," "would," "could," "should," "likely," or other similar expressions. Additionally, all statements in this prospectus and the documents we incorporate by reference in this prospectus, including forward-looking statements, speak only as of the date they are made, and we undertake no obligation to update any statement in light of new information or future events.

        Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. The factors that could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries are detailed in the "Risk Factors" section included under Item 1A. of Part I of our most recent Annual Report on Form 10-K and in the "Risk Factors" sections of this prospectus and the applicable prospectus supplement. In addition, there are other factors that may impact any public company, including ours, which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries.

        These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

QCR HOLDINGS, INC.

        We are a multi-bank holding company headquartered in Moline, Illinois, formed in February 1993 under the laws of the state of Delaware. We serve the Quad Cities, Cedar Rapids, Rockford and Des Moines communities through the following four wholly-owned banking subsidiaries, which provide full-service commercial and consumer banking and trust and asset management services:

  •
  Quad City Bank & Trust Company, which is based in Bettendorf, Iowa, and commenced operations in 1994;

  •
  Cedar Rapids Bank & Trust Company, which is based in Cedar Rapids, Iowa, and commenced operations in 2001;

  •
  Rockford Bank & Trust Company, which is based in Rockford, Illinois, and commenced operations in 2005; and

  •
  Community State Bank, which is based in Ankeny, Iowa, and commenced operations in 1960.

        We engage in direct financing lease contracts through m2 Lease Funds, LLC, a wholly-owned subsidiary of Quad City Bank & Trust Company based in Brookfield, Wisconsin. We also engage in correspondent banking through more than 170 relationships with community banking institutions headquartered primarily in Illinois, Iowa, Missouri and Wisconsin. At September 30, 2016, we had assets of $3.3 billion, deposits of $2.6 billion and stockholders' equity of $280.9 million.

        Our principal executive office is located at 3551 Seventh Street, Moline, Illinois 61265 and our telephone number is (309) 743-7754.

        Additional information about us is included in our filings with the SEC, which are incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Information by Reference" in this prospectus.

 USE OF PROCEEDS

        Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the securities offered hereby for general corporate purposes, which may include, among other things, investments in or advances to our subsidiaries, working capital, capital expenditures, stock repurchases, debt repayment or the financing of possible acquisitions. The applicable prospectus supplement relating to a particular offering of securities by us will identify the particular use of proceeds for that offering. Until we use the net proceeds from an offering, we may place the net proceeds in temporary investments or hold the net proceeds in deposit accounts at a banking subsidiary of the Company.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

        The following table reflects our ratio of earnings to fixed charges and ratio of earnings to fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2015, as well as for the nine months ended September 30, 2016.

        Preferred stock dividends during the year ended December 31, 2011 consisted solely of the amounts due on our Fixed Rate Cumulative Perpetual Preferred Stock, Series D, Series E Non-Cumulative Convertible Perpetual Preferred Stock, which we refer to as Series E Preferred Stock, and Senior Non-Cumulative Perpetual Preferred Stock, Series F, which we refer to as Series F Preferred Stock. Series E Preferred Stock dividends during the years ended December 31, 2013 and 2012 consisted solely of the amounts due on our Series E Preferred Stock and Series F Preferred Stock. Preferred stock dividends during the year ended December 31, 2014 consisted solely of the amounts due on our Series F Preferred Stock.

        We did not pay any preferred stock dividends for the nine months ended September 30, 2016 and for the year ended December 31, 2015, because no shares of our preferred stock were outstanding during this period. Consequently, the ratios of earnings to fixed charges and preferred stock dividends for these periods were the same as the ratios of earnings to fixed charges.

        For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends:

  •
  earnings represent income from continuing operations before income taxes, plus fixed charges;

  •
  fixed charges, excluding interest on deposits, include interest expense (other than on deposits), the portion of net rental expense deemed to be equivalent to interest on long-term debt, and discount amortization; and

  •
  fixed charges, including interest on deposits, include all interest expense, the portion of net rental expense deemed to be equivalent to interest on long-term debt, discount amortization and preferred stock dividends.

	For the nine months ended September 30, 2016	For the years ended December 31,
		2015	2014	2013	2012	2011
Ratio of earnings to fixed charges:
Excluding interest on deposits	6.15	3.24	2.32	2.12	1.91	1.40
Including interest on deposits	3.80	2.50	1.97	1.83	1.62	1.25
Ratio of earnings to fixed charges and preferred stock dividends:
Excluding interest on deposits(1)	6.15	3.24	2.04	1.55	1.36	0.90
Including interest on deposits(1)	3.80	2.50	1.79	1.43	1.27	0.93

(1)
For the year ended December 31, 2011 the coverage deficiency was $2.3 million, including and excluding interest on deposits.

 DESCRIPTION OF SECURITIES WE MAY OFFER

        This prospectus contains summary descriptions of the common stock, preferred stock, debt securities, warrants, depositary shares, subscription rights, stock purchase contracts, stock purchase units and units that we may offer and sell from time to time. When one or more of these securities are offered in the future, a prospectus supplement will explain the particular terms of the securities and the extent to which these general provisions may apply. These summary descriptions and any summary descriptions in the applicable prospectus supplement do not purport to be complete descriptions of the terms and conditions of each security and are qualified in their entirety by reference to our Certificate of Incorporation, as amended (our "Certificate of Incorporation"), our Bylaws, as amended (our "Bylaws"), the Delaware General Corporation Law and any other documents referenced in such summary descriptions and from which such summary descriptions are derived. If any particular terms of a security described in the applicable prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed superseded by the terms set forth in that prospectus supplement.

        We may issue securities in book-entry form through one or more depositaries, such as The Depository Trust Company, Euroclear or Clearstream, named in the applicable prospectus supplement. Each sale of a security in book-entry form will settle in immediately available funds through the applicable depositary, unless otherwise stated. We will issue the securities in registered form, without coupons, although we may issue the securities in bearer form if so specified in the applicable prospectus supplement. If any securities are to be listed or quoted on a securities exchange or quotation system, the applicable prospectus supplement will say so.

DESCRIPTION OF CAPITAL STOCK

        The following is a summary of the material terms, limitations, voting powers and relative rights of our capital stock as contained in our Certificate of Incorporation, which is incorporated by reference herein. This summary does not purport to be a complete description of the terms and conditions of our capital stock in all respects and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, our Bylaws, the Delaware General Corporation Law and any other documents referenced in the summary descriptions and from which the summary descriptions are derived. Although we believe this summary covers the material terms and provisions of our capital stock set forth in our Certificate of Incorporation, it may not contain all of the information that is important to you.

Authorized Shares of Capital Stock

        We have the authority to issue 20,000,000 shares of common stock, $1.00 par value per share, and 250,000 shares of preferred stock, $1.00 par value per share. As of January 9, 2017, we had 13,107,530 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

        Dividend Rights.    Holders of our common stock are entitled to receive any cash dividends that may be declared by our board of directors. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. Subject to these restrictions, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon our earnings and financial condition, our capital requirements and those of our subsidiaries, regulatory conditions and considerations and other factors as our board of directors may deem relevant. No cash dividends will be paid with respect to our common stock for any period unless dividends for the same period, and any accumulated but unpaid dividends, with respect to any outstanding series of our preferred stock having preferential rights with respect to dividends have been paid.

        Voting Rights.    Each share of common stock entitles the holder thereof to one vote per share on all matters on which the holders of our common stock are entitled to vote. The common stock does not have cumulative voting rights.

        Liquidation Rights.    In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock are entitled to receive, pro rata, our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.

        Preemptive Rights.    The holders of our common stock have no preemptive rights.

        Miscellaneous.    Shares of our common stock are not convertible into shares of any other class of capital stock. The issued and outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

        General.    We may issue up to 250,000 shares of preferred stock, $1.00 par value per share, from time to time in one or more series. Our board of directors, without further approval of our stockholders, has the authority to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock.

        We will describe the particular terms of any series of preferred stock being offered in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:

  •
  the number of shares being offered;

  •
  the title and liquidation preference per share;

  •
  the purchase price;

  •
  the dividend rate or method for determining that rate;

  •
  the dates on which dividends will be paid;

  •
  whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

  •
  any applicable redemption or sinking fund provisions;

  •
  any applicable conversion provisions;

  •
  whether we have elected to offer depositary shares with respect to that series of preferred stock; and

  •
  any additional dividend, liquidation and other rights and restrictions applicable to that series of preferred stock.

        The shares of preferred stock will, when issued against full payment of their purchase price, be fully paid and nonassessable.

        Dividend Rights.    If you purchase preferred stock being offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed, variable or both. The nature, amount, rates, timing and other details of dividend rights for a series of preferred stock will be described in the applicable prospectus supplement and will be payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of our stock, as described in the applicable prospectus supplement. We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums.

        Voting Rights.    The voting rights of preferred stock of any series being offered will be described in the applicable prospectus supplement.

        Liquidation Rights.    In the event that we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of our preferred stock will be entitled to receive liquidating distributions in the amount set forth in the applicable prospectus supplement, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock or any junior preferred stock. If we fail to pay in full all amounts payable with respect to preferred stock being offered by us and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock being offered by this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

        Redemption.    The terms, if any, on which shares of a series of preferred stock being offered may be redeemed will be described in the applicable prospectus supplement. The preferred stock of a series may be redeemed in such amount or amounts, and at such time or times, if any, as may be provided in respect of that particular series of preferred stock. Preferred stock may be redeemed by the Company only to the extent legally permissible.

        Conversion Rights.    The applicable prospectus supplement will state the terms, if any, on which shares of a series of preferred stock being offered are convertible into shares of our common stock or another series of our preferred stock.

Series B Junior Participating Preferred Stock

        We have 10,000 shares of preferred stock designated as Series B Junior Participating Preferred Stock (the "Series B Preferred Stock"), $1.00 par value per share, none of which were issued and outstanding as of January 9, 2017. As discussed under the heading "—Antitakeover Provisions—Stockholders' Rights Agreement," we declared a dividend of one right for each share of our common stock in conjunction with the adoption of a stockholders' rights plan, which represented the right to purchase one one-thousandth of a share of Series B Preferred Stock. Pursuant to the terms of the stockholders' rights plan, one right will be issued with each share of common stock issued by the Company, which right will be governed by the stockholders' rights plan.

Anti-Takeover Provisions

        General.    Certain provisions of our Certificate of Incorporation, our Bylaws and the Delaware General Corporation Law may have the effect of impeding the acquisition of control of the Company by means of a tender offer, a proxy fight, open-market purchases or otherwise in a transaction not approved by our board of directors. These provisions may have the effect of discouraging a future takeover attempt which is not approved by our board of directors but which individual stockholders may deem to be in their best interests or in which our stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of our current board of directors or management more difficult.

        Certificate of Incorporation; Bylaws.    These provisions of our Certificate of Incorporation and our Bylaws include the following:

  •
  Our board of directors may issue additional authorized shares of our capital stock to deter future attempts to gain control of the Company, and have the authority to determine the terms of any one or more series of preferred stock, such as voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board has the power, to the extent consistent with its fiduciary duties, to issue a series of preferred stock to persons friendly to management in order to attempt to block a merger or other transaction by which a third party seeks control, and thereby assist the incumbent board of directors and management to retain their respective positions;

  •
  Our Certificate of Incorporation does not provide for cumulative voting for any purpose, and our Certificate of Incorporation also provides that any action required or permitted to be taken by stockholders may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting unless authorized by not less than 80% of the directors;

  •
  Certain transactions (including any merger or consolidation, the sale, lease or exchange of all of substantially all assets, any issuance or transfer of any voting securities to any other entity in exchange for cash, assets or securities, and the voluntary dissolution of the Company) must be approved by at least 75% of the outstanding voting stock, unless approved by not less than 80% of the directors;

  •
  When evaluating a proposal by another person to make a tender or exchange offer for an equity security, to merge or consolidate with us or to purchase or otherwise acquire all or substantially all of our assets, our Certificate of Incorporation allows the board of directors to consider non-stockholder interests, such as the social and economic effects of the transaction on us and our subsidiaries and the other elements of the communities in which we and our subsidiaries operate or are located; and

  •
  The amendment of our Certificate of Incorporation must be approved by a majority vote of the board of directors and also by a majority vote of the outstanding shares of our common stock, provided, however, that an affirmative vote of at least 75% of the outstanding voting stock entitled to vote is required to amend or repeal certain provisions of our Certificate of Incorporation, including provisions (a) governing amendment of our Bylaws, (b) relating to the use of written ballots, (c) limiting business combinations with interested stockholders, (d) limiting the stockholders' ability to act by written consent, and (e) regarding amendment of the foregoing supermajority provisions of our Certificate of Incorporation. Our Bylaws may be amended only by vote of 80% of the board of directors or by affirmative vote of not less than 75% of the outstanding shares of stock then entitled to vote.

        Stockholders' Rights Agreement.    On February 11, 2016, we entered into the First Amendment to Amended and Restated Rights Agreement (the "Amendment"), which amended, restated and replaced the Amended and Restated Rights Agreement (the "Amended Rights Agreement"), effective as of May 7, 2013, between the Company and Quad City Bank & Trust Company, as rights agent. The Amendment was approved by our stockholders at the 2016 annual meeting. The Amendment extended the final expiration date of the Amended Rights Agreement from May 1, 2016 to February 11, 2019. The Amended Rights Agreement amended, restated and replaced the Rights Agreement, which we refer to as the Original Rights Agreement, between the same parties, dated as of September 11, 2003, which previously governed the preferred stock purchase rights, or the Rights, granted thereunder.

        The Original Rights Agreement was implemented to reduce our vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by members of our board of directors. In connection with the Original Rights Agreement, our board of directors authorized and declared a dividend of one Right for each share of our common stock outstanding as of the close of business on September 22, 2003, with each Right representing the right to purchase one one-thousandth (subject to adjustment) of a share of Series B Preferred Stock. Since that time, Rights have been automatically issued with each share of common stock we issue. The Rights have no immediate economic value to our stockholders and cannot be exercised unless and until a person, group or entity acquires 20% or more of our common stock or announces a tender offer. The Rights Agreement also permits our board of directors to redeem each right for $0.01 under various circumstances. In general, the Rights Agreement provides that if a person, group or entity acquires a 20% or larger stake in the Company or announces a tender offer, and our board of directors chooses not to redeem the rights, all holders of rights, other than the 20% stockholder or the tender offeror, will be able to purchase a certain amount of our common stock for half of its market price.

        Delaware Law.    As we have not elected to opt out of the applicability of Section 203 of the Delaware General Corporation Law in our Certificate of Incorporation, we are currently governed by this section of Delaware law. Under Section 203 of the Delaware General Corporation Law, subject to exceptions, we are prohibited from engaging in any business combination with any interested stockholder for a period of three years following the time that the stockholder became an interested stockholder. For this purpose, an "interested stockholder" generally includes current and certain former holders of 15% or more of our outstanding stock. The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors. These provisions may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

        Banking Laws.    The ability of a third party to acquire the Company is also subject to applicable banking laws and regulations. The Bank Holding Company Act of 1956 (the "BHCA") and the regulations thereunder require any "bank holding company" (as defined in the BHCA) to obtain the approval of the Federal Reserve prior to acquiring more than 5% of the outstanding shares of a class of our voting stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve to acquire 10% or more of the outstanding shares of a class of our voting stock under the Change in Bank Control Act of 1978. Federal law also prohibits any person or company from acquiring "control" of an FDIC-insured depository institution or its holding company without prior notice to the appropriate federal bank regulator. "Control" is conclusively presumed to exist upon the acquisition of 25% or more of the outstanding voting securities of a bank or bank holding company, but may arise under certain circumstances between 10% and 24.99% ownership. For purposes of calculating ownership thresholds under these banking regulations, bank regulators would likely at least take the position that the minimum number of shares, and could take the position that the maximum number of shares, of the Company's common stock that a holder is entitled to receive pursuant to securities convertible into or settled in the Company's common stock, including pursuant to the Company's warrants to purchase the Company's common stock held by such holder, must be taken into account in calculating a shareholder's aggregate holdings of the Company's common stock.

 DESCRIPTION OF DEBT SECURITIES

General

        The debt securities that we may offer using this prospectus consist of notes, debentures or other evidences of indebtedness. Any debt securities that we offer and sell will be our direct obligations. Debt securities may be issued in one or more series. All debt securities of any one series need not be issued at the same time, and unless otherwise provided, a series of debt securities may be reopened, with the required consent of the holders of outstanding debt securities, for issuance of additional debt securities of that series or to establish additional terms of that series of debt securities (with such additional terms applicable only to unissued or additional debt securities of that series). The form of indenture is subject to any amendments or supplements that we may enter into with the trustee(s). The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:

  •
  the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities, or subordinated debt securities, and any subordination provisions particular to the series of debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities (i.e., original issuance discount);

  •
  the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;

  •
  the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

  •
  any provisions relating to the issuance of the debt securities of the series at an original issue discount;

  •
  the place or places where the principal of, and any premium or interest on, the debt securities will be payable and, if applicable, where the debt securities may be surrendered for conversion or exchange;

  •
  whether we may, at our option, redeem, repurchase or repay the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem, repurchase or repay the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

  •
  if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

  •
  any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the other terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

  •
  whether the debt securities will be registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice-versa, and the circumstances under which any such exchanges, if permitted, may be made;

  •
  the denominations, which may be in U.S. dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

  •
  if other than U.S. dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

  •
  whether the debt securities may be issuable in tranches;

  •
  the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including the conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

  •
  any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;

  •
  if the debt securities do not bear interest, the applicable dates required under the indenture for furnishing information to the trustee regarding the holders of the debt securities;

  •
  any deletions from, modifications of or additions to (a) the events of default with respect to the debt securities or (b) the rights of the trustee or the holders of the debt securities in connection with events of default;

  •
  any deletions from, modifications of or additions to the covenants with respect to the debt securities;

  •
  if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

  •
  whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

  •
  whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a U.S. person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

  •
  whether the debt securities, in whole or specified parts, will be defeasible, and, if the securities may be defeased, in whole or in specified part, any provisions to permit a pledge of obligations other than certain government obligations to satisfy the requirements of the indenture regarding defeasance of securities and, if other than by resolution of our board of directors, the manner in which any election to defease the debt securities will be evidenced;

  •
  whether the debt securities will be secured by any property, assets or other collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;

  •
  the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor;

  •
  the dates on which interest, if any, will be payable and the regular record dates for interest payment dates;

  •
  any restrictions, conditions or requirements for transfer of the debt securities; and

  •
  any other material terms or conditions upon which the debt securities will be issued.

        Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date.

        Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may also act as paying agent under the indenture.

        The applicable prospectus supplement will contain a description of U.S. federal income tax consequences relating to the debt securities, to the extent applicable.

Covenants

        The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from paying dividends or acquiring any of our or its capital stock.

Consolidation, Merger and Transfer of Assets

        Unless we indicate otherwise in the applicable prospectus supplement, the indenture will permit a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets; provided, however, that:

  •
  the resulting or acquiring entity, if other than us, is organized and existing under the laws of a U.S. jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

  •
  immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and

  •
  we have delivered to the trustee an officers' certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

        If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

        Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term "wholly owned subsidiary" means any subsidiary in which we and/or our other wholly owned subsidiaries own all of the outstanding capital stock.

Modification and Waiver

        Unless we indicate otherwise in the applicable prospectus supplement, under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

  •
  a change in the stated maturity date of any payment of principal or interest;

  •
  a reduction in the principal amount of, or interest on, any debt securities;

  •
  an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;

  •
  a change in the currency in which any payment on the debt securities is payable;

  •
  an impairment of a holder's right to sue us for the enforcement of payments due on the debt securities; or

  •
  a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

        Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

  •
  waive compliance by us with certain restrictive provisions of the indenture; and

  •
  waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of, or interest on, any series of debt securities.

Events of Default

        Unless we indicate otherwise in the applicable prospectus supplement, "event of default" under the indenture will mean, with respect to any series of debt securities, any of the following:

  •
  failure to pay interest on any debt security for 30 days after the payment is due;

  •
  failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;

  •
  failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization.

        If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events of bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.

        The indenture requires us to furnish to the trustee, not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer's knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of, or interest on, any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.

        The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; or

  •
  exercising any trust or power conferred upon the trustee.

        The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

  •
  the trustee has not started such proceeding within 60 days after receiving the request; and

  •
  no direction inconsistent with such written request has been given to the trustee under the indenture.

        However, the holder of any debt security will have an absolute right to receive payment of principal of, and interest on, the debt security when due and to institute suit to enforce payment.

Satisfaction and Discharge; Defeasance

        Satisfaction and Discharge of Indenture.    Unless otherwise indicated in the applicable prospectus supplement, if at any time,

  •
  we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same has become due and payable;

  •
  we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture; or

  •
  all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities;

then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for (a) rights of registration of transfer and exchange, and our right of optional redemption, (b) substitution of mutilated, defaced, destroyed, lost or stolen debt securities, (c) rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any, (d) the rights, obligations and immunities of the trustee under the indenture, and (e) the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

        Defeasance and Covenant Defeasance.    Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:

  •
  to defease and be discharged from all of our obligations with respect to such debt securities ("defeasance"), with certain exceptions described below; or

  •
  to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance").

        We must comply with the following conditions before the defeasance or covenant defeasance can be effected:

  •
  we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

  •
  we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

        In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for (a) payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise), (b) the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions, (c) rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and (d) continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.

        The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.

Global Securities

        Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Exchange Act. We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.

Notices

        We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent the Trust Indenture Act of 1939 is applicable.

Regarding the Trustee

        General.    From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

        Resignation or Removal of Trustee.    If the trustee has or acquires a conflicting interest within the meaning of the Trust Indenture Act, the trustee must either eliminate its conflicting interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and the indenture. Any resignation will require the appointment of a successor trustee under the indenture in accordance with the terms and conditions of the indenture.

        The trustee may resign or be removed by us with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to any such series. The holders of a majority in aggregate principal amount of the debt securities of any series may remove the trustee with respect to the debt securities of such series.

        Annual Trustee Report to Holders of Debt Securities.    The trustee will be required to submit certain reports to the holders of the debt securities regarding, among other things, the trustee's eligibility to serve as such, the priority of the trustee's claims regarding advances made by it, and any action taken by the trustee materially affecting the debt securities.

        Certificates and Opinions to Be Furnished to Trustee.    The indenture provides that, in addition to other certificates or opinions specifically required by other provisions of the indenture, every application by us for action by the trustee must be accompanied by a certificate from one or more of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of debt securities, preferred stock, common stock, other securities of the Company or any combination of the foregoing. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to, or separate from, those securities. The particular terms of any warrants will be described more specifically in the prospectus supplement relating to such warrants.

        The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following information:

  •
  the title and specific designation of the warrants;

  •
  the aggregate number of warrants offered;

  •
  the amount of warrants outstanding, if any;

  •
  the designation, number and terms of the securities purchasable upon exercise of the warrants, and procedures that will result in the adjustment of those numbers;

  •
  the exercise price or prices of the warrants;

  •
  the dates or periods during which the warrants are exercisable;

  •
  the designation and terms of any securities with which the warrants are issued;

  •
  if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

  •
  if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

  •
  any minimum or maximum amount of warrants that may be exercised at any one time;

  •
  the anti-dilution, redemption or call provisions of the warrants, if any;

  •
  if applicable, the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

  •
  any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

  •
  any other material terms of the warrants.

        Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding-up, or to exercise voting rights, if any.

DESCRIPTION OF DEPOSITARY SHARES

        This following is a summary of the general terms of the deposit agreement to govern any depositary shares we may offer representing fractional interests in shares of our preferred stock, the depositary shares themselves and the related depositary receipts. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the relevant deposit agreement and depositary receipt with respect to the depositary shares relating to any particular series of preferred stock. A copy of the deposit agreement and form of depositary receipt relating to any depositary shares we issue will be filed with the SEC as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to a filing incorporated by reference in the registration statement. The specific terms of any depositary shares we may offer will be described in the applicable prospectus supplement. If so described in the applicable prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

General

        We may offer fractional interests in shares of our preferred stock, rather than full shares of preferred stock, most likely in the event that our then authorized but yet undesignated shares of preferred stock is not sufficient to offer full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

        The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of such amount as may be set forth in the applicable prospectus supplement, which we refer to in this section as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement.

        Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Dividend Rights

        The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record holder of depositary shares based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any holder of depositary shares a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary shares.

        If there is a distribution other than in cash, the depositary will distribute property to the entitled record holders of depositary shares, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and distribution of the net proceeds from this sale to the applicable holders.

        The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Voting Rights

        When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

Conversion or Exchange Rights

        If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption

        If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Taxation

        Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. If necessary, the applicable prospectus supplement will provide a description of U.S. federal income tax consequences relating to the purchase and ownership of the depositary shares and the preferred stock represented by the depositary shares.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, certain amendments as specified in the applicable prospectus supplement will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

  •
  all outstanding depositary shares relating to the deposit agreement have been redeemed; or

  •
  there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Resignation and Removal of Depositary

        The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment.

DESCRIPTION OF SUBSCRIPTION RIGHTS

        This following is a summary of the general terms of the subscription rights to purchase common stock or other securities that we may offer to stockholders using this prospectus. This summary does not purport to be complete in all respects and is subject to and qualified entirely by reference to the applicable forms of subscription agent agreement and subscription certificate for a full understanding of all terms of any series of subscription rights.

        Subscription rights may be issued independently or together with any other security and may or may not be transferable. As part of any subscription rights offering, we may enter into a standby underwriting or other arrangement under which the underwriters or any other person would purchase any securities that are not purchased in such subscription rights offering. If we issue subscription rights, they will be governed by a separate subscription agent agreement that we will sign with a bank or trust company, as rights agent, that will be named in the applicable prospectus supplement. The rights agent will act solely as our agent and will not assume any obligation to any holders of subscription rights certificates or beneficial owners of subscription rights.

        The prospectus supplement relating to any subscription rights we offer will describe the specific terms of the offering and the subscription rights, including the record date for stockholders entitled to the subscription rights distribution, the number of subscription rights issued and the number of shares of common stock or other securities that may be purchased upon exercise of the subscription rights, the exercise price of the subscription rights, the date on which the subscription rights will become effective and the date on which the subscription rights will expire, and any material U.S. federal income tax considerations.

        In general, a subscription right entitles the holder to purchase for cash a specific number of shares of common stock or other securities at a specified exercise price. The rights are normally issued to stockholders as of a specific record date, may be exercised only for a limited period of time and become void following the expiration of such period. If we determine to issue subscription rights, we will accompany this prospectus with a prospectus supplement that will describe, among other things:

  •
  the record date for stockholders entitled to receive the subscription rights;

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  the number of shares of common stock or other securities that may be purchased upon exercise of each subscription right;

  •
  the exercise price of the subscription rights;

  •
  whether the subscription rights are transferable;

  •
  the period during which the subscription rights may be exercised and when they will expire;

  •
  the steps required to exercise the subscription rights;

  •
  whether the subscription rights include "oversubscription rights" so that the holder may purchase more securities if other holders do not purchase their full allotments; and

  •
  whether we intend to sell the shares of common stock or other securities that are not purchased in the rights offering to an underwriter or other purchaser under a contractual "standby" commitment or other arrangement.

        If fewer than all of the subscription rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement. After the close of business on the expiration date of a subscription rights offering, all unexercised subscription rights will become void.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

        We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of our common stock or preferred stock at a future date or dates, which we refer to in this prospectus as "Stock Purchase Contracts." The price per share, and number of shares, of our common stock or preferred stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units consisting of a Stock Purchase Contract and our debt securities or debt obligations of third parties, including Treasury securities, securing the holders' obligations to purchase the shares of our common stock under the Stock Purchase Contracts, which we refer to in this prospectus as "Stock Purchase Units." The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Stock Purchase Contracts also may require us to make periodic payments to the holders of the Stock Purchase Units or vice-versa and such payments may be unsecured or prefunded on some basis.

        The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the Stock Purchase Contracts, and, if applicable, collateral or depositary arrangements, relating to the Stock Purchase Contracts or Stock Purchase Units. Material U.S. federal income tax considerations applicable to the Stock Purchase Units and the Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock or warrants or any combination of such securities, including guarantees of any securities.

        A prospectus supplement and any other offering materials relating to any units issued under the registration statement containing this prospectus will specify the terms of the units, including:

  •
  the terms of the units and of any of the debt securities, common stock, preferred stock, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

  •
  a description of the terms of any unit agreement governing the units; and

  •
  a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

        We may sell the securities covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices or at fixed prices, which may change from time to time. We may sell the securities directly to one or more purchasers, through agents, to dealers, through underwriters, brokers or dealers, or through a combination of any of these sales methods or through any other method permitted by law (including in "at the market" equity offerings as defined in Rule 415 of the Securities Act). We reserve the right to accept or reject, in whole or in part, any proposed purchase of securities, whether the purchase is to be made directly or through agents.

        Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement, if required, that contains the specific terms of the offering, including:

  •
  the name or names of the underwriters, dealers or agents, if any, and the types and amounts of securities underwritten or purchased by each of them;

  •
  the public offering price of the securities and the proceeds we will receive from the sale;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  any agency fees or underwriting discounts or other items constituting agents' or underwriters' compensation;

  •
  any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

  •
  any securities exchange or market on which the securities may be listed.

        Only underwriters that we have named in a prospectus supplement will be underwriters of the securities offered by that prospectus supplement.

        If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

        We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

        We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the applicable prospectus supplement.

        We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

        All securities we may offer, other than common stock or other outstanding securities, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

        Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Under the securities laws of some states, to the extent applicable, the securities may be sold in such states only through registered or licensed brokers or dealers. In addition, if our common stock is no longer listed on the NASDAQ Global Market or another national securities exchange, in some states the securities may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

 LEGAL MATTERS

        Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by our counsel Barack Ferrazzano Kirschbaum & Nagelberg LLP of Chicago, Illinois. If the securities are being distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

EXPERTS

        The consolidated financial statements of QCR Holdings, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, have been incorporated by reference in this prospectus in reliance upon the reports of RSM US LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Exchange Act and file with the SEC proxy statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as required of a U.S. listed company. You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's web site at www.sec.gov or on our website at www.qcrh.com. However, other than our available SEC filings, the information on, or that can be accessible through, our website does not constitute a part of, and is not incorporated by reference in, this prospectus. Written requests for copies of the documents we file with the SEC should be directed to QCR Holdings, Inc., 3551 Seventh Street, Moline, Illinois 61265, Attention: Corporate Secretary, telephone: (309) 743-7754.

        This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act. As permitted by the SEC, this prospectus does not contain all the information in the registration statement filed with the SEC. For a more complete understanding of this offering, you should refer to the complete registration statement, including exhibits, on Form S-3 that may be obtained as described above. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the contract or other document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual contract or other document.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to incorporate by reference the information that we file with it into this prospectus, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering, as well as any filings after the date of this registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement, but excluding, in each case, information "furnished" rather than "filed" and information that is modified or superseded by subsequently filed documents prior to the termination of this offering:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on March 11, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 6, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the SEC on August 5, 2016;

  •
  our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 8, 2016;

  •
  our Current Reports on Form 8-K filed on February 18, 2016, February 23, 2016, May 10, 2016, May 18, 2016 (except the information furnished under Item 7.01 thereof), May 23, 2016 (except the information furnished under Item 7.01 thereof), July 26, 2016, August 29, 2016, September 1, 2016, October 21, 2016, November 9, 2016, December 5, 2016, December 16, 2016 and December 28, 2016; and

  •
  The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on August 9, 1993, including any amendments or reports filed for the purpose of updating such description.

        We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus and a copy of any or all other contracts or documents which are referred to in this prospectus. Requests should be directed to:

QCR Holdings, Inc.
Attention: Corporate Secretary
3551 Seventh Street
Moline, Illinois 61265
Telephone number: (309) 743-7754